Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

July 22, 2014

among

ENERGY & EXPLORATION PARTNERS, INC.,

as Holdings,

ENERGY & EXPLORATION PARTNERS, LLC,

as Borrower,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and Collateral Agent

CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE SECURITIES (USA) LLC

and

GLOBAL HUNTER SECURITIES, LLC/SEA PORT GROUP SECURITIES, LLC,

as Joint Bookrunners and Joint Lead Arrangers

Table of Contents

Page
SCHEDULES

Schedule 1.01(a)	-	Subsidiary Guarantors
Schedule 1.01(b)	-	Material Contracts
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.14	-	Payment of Taxes
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	Filing Offices
Schedule 3.19(b)	-	Mortgage Filing Offices
Schedule 3.24	-	Marketing Contracts
Schedule 3.25	-	Hedging Agreements
Schedule 3.26	-	Gas Balancing Agreements
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.07	-	Restrictive Agreements
Schedule 6.08	-	Transactions with Affiliates

EXHIBITS

Exhibit A-1	-	Form of Assignment and Acceptance
Exhibit A-2	-	Form of Borrower Purchase Assignment and Acceptance
Exhibit A-3	-	Form of Affiliated Lender Assignment and Acceptance
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	[Reserved]
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	[Reserved]
Exhibit F	-	[Reserved]
Exhibit G-1	-	Form of U.S. Tax Compliance Certificate
Exhibit G-2	-	Form of U.S. Tax Compliance Certificate
Exhibit G-3	-	Form of U.S. Tax Compliance Certificate
Exhibit G-4	-	Form of U.S. Tax Compliance Certificate
Exhibit H	-	Form of Mortgage

CREDIT AGREEMENT dated as of July 22, 2014 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among ENERGY & EXPLORATION PARTNERS, INC., a Delaware corporation (“Holdings”), ENERGY & EXPLORATION PARTNERS, LLC, a Delaware limited liability company (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this preamble and the introductory statement below having the meaning given it in Article I), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, acting through one or more of its branches or affiliates (“Credit Suisse”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

RECITALS

A. The Borrower has requested that the Lenders extend credit in the form of Loans on the Closing Date in an aggregate principal amount equal to $775,000,000. The proceeds of the Loans are to be used, together with the proceeds of the Holdings Notes, solely (i) to purchase exploration and production assets from Treadstone Energy Partners, LLC pursuant to the Acquisition Agreement (the “Acquisition”), (ii) to refinance and replace all amounts outstanding under (x) Holdings’ Senior Tranche A Notes, Tranche B Notes and Tranche C Notes due 2018 and Senior Tranche D Notes due 2019 and (y) the Borrower’s Senior Secured Tranche A Notes due 2016 (the existing Indebtedness referred to in clauses (x) and (y), collectively, the “Existing Debt”), (iii) to fund drilling capital expenditures and other working capital needs and general corporate purposes (including Permitted Acquisitions) and (iv) to pay fees and expenses in connection with the foregoing transactions (the “Transaction Costs”).

B. The Borrower desires to secure, among other specified obligations, all of the Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien on substantially all of the property and assets of the Loan Parties, subject to the limitations described herein and in the Security Documents.

C. The Lenders are willing to extend such credit to the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

1.

Definitions

A. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“$” or “Dollars” shall mean lawful money of the United States of America.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition Agreement” shall mean the Purchase and Sale Agreement dated as of June 13, 2014, among Energy & Exploration Partners, LLC and Treadstone Energy Partners, LLC.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.00% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of the Section 6.08 and the definition of “Affiliated Lender”, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Affiliated Lender” shall mean, at any time, any Lender that is an Affiliate of Holdings or the Borrower at such time (other than Holdings and the Borrower and its Subsidiaries).

“Affiliated Lender Assignment and Acceptance” shall mean an Affiliated Lender Assignment and Acceptance substantially in the form of Exhibit A-3.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Agreement Value” shall mean, for each Hedging Agreement, taking into account the effect of any legally enforceable netting agreements relating thereto, (a) for any date of determination on or after the date such Hedging Agreement has been closed out and the termination value determined in accordance therewith, such termination value, and (b) for any date prior referenced in clause (a), the maximum aggregate amount that the Borrower or the applicable Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the one-month Adjusted LIBO Rate plus 1.00%; provided that for the purpose of clause (c), the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates (or the successor thereto) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or the successor thereto) as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate or Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate or Adjusted LIBO Rate, as the case may be.

“Apollo” shall mean, collectively, Apollo Investment Corporation, Apollo Special Opportunities Managed Account, L.P., Apollo Centre Street Partnership, L.P. and Apollo SK Strategic Investments, L.P.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Loan, 6.75% per annum and (b) with respect to any ABR Loan, 5.75% per annum.

“Applicable Premium” shall mean, with respect to any prepayment under Section 2.12, any prepayment or repayment following an Event of Default, or any mandatory assignment pursuant to Section 2.21 (other than any such mandatory assignment in connection with a Lender’s status as a Defaulting Lender), as applicable:

(a) if made prior to the first anniversary of the Closing Date, a cash amount equal to the product of 100% of the principal amount of the Loans prepaid, repaid or assigned times 2.00%;

(b) if made on or after the first anniversary of the Closing Date and before the second anniversary of the Closing Date, a cash amount equal to the product of 100% of the principal amount of the Loans prepaid, repaid or assigned times 1.00%;

(c) if made on or after the second anniversary of the Closing Date, $0.

“Approved Counterparty” shall mean any Person whose long term senior unsecured debt rating at the time of entering into the Hedging Agreement is BBB/Baa2 by S&P or Moody’s (or their equivalent) or higher or any Person with an Affiliate whose long term senior unsecured debt rating at the time of entering into the Hedging Agreement is BBB/Baa2 by S&P or Moody’s (or their equivalent) or higher, so long as such Affiliate guarantees such Person’s obligations under the Hedging Agreement for the benefit of the applicable Loan Party party to such Hedging Agreement.

“Approved Petroleum Engineers” shall mean Cawley Gillespie & Associates, Inc., Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Consultants, L.P. or any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Arrangers” shall mean, collectively, CGMI, CS Securities and Global Hunter in their capacities as joint lead arrangers and joint bookrunners.

“Asset Sale” shall mean the Disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any Person other than a Loan Party of any assets of such Person, including, without limitation, any Equity Interests held by such Person but excluding (a) sales of Hydrocarbons in the ordinary course of business; (b) so long as no Event of Default then exists or would result from such action, farm-outs, leases or other Dispositions of any of the Oil and Gas Properties not included in the determination of the then current PV-10 Value, so long as such farm-outs, leases and other Dispositions are for fair or reasonably equivalent value (as reasonably determined by the Borrower in its good faith business judgment); and (c) dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings or collection or compromise of accounts receivable with respect thereto.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, in substantially the form of Exhibit A-1 or such other form as shall be approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“BOEM” shall mean the United States Department of Interior Bureau of Ocean Energy Management.

“BOEM/BSEE” shall mean the collective reference to the BOEM/BSEE.

“Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.

“Borrower Consolidated Group” has the meaning given such term in Section 6.06(f).

“Borrower Group Payments” has the meaning given such term in Section 6.06(f).

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrower Purchase Assignment and Acceptance” means a Borrower Purchase Assignment and Acceptance substantially in the form of Exhibit A-2.

“Borrowing” shall mean any Initial Borrowing or any Incremental Borrowing.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“BSEE” shall mean the United States Department of Interior Bureau of Safety and Environmental Enforcement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Calculation Date” shall mean each date on which any financial ratio calculation is calculated.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Consolidated Subsidiaries that are (or are required to be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its Consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Agreement” shall mean any agreement to provide Cash Management Services.

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) ACH transactions, (ii) treasury and/or cash management services, including, without limitation, controlled disbursement services, (iii) foreign exchange facilities, (iv) credit or debit cards, (v) deposit and other accounts and (vi) merchant services (other than those constituting a line of credit).

“Casualty Event” shall mean any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Borrower or any of its Subsidiaries having an estimated dollar amount in excess of 3.0% of the PV-10 Value as reflected in the most recently delivered Reserve Report.

“CGMI” shall mean Citigroup Global Markets Inc., and its successors.

“Change in Control” shall mean (a) prior to a Qualified IPO, the Permitted Investors shall cease to beneficially own and to have the power, directly or indirectly, to vote or direct the voting of, Voting Stock of Holdings representing at least 25% of the voting power of the total outstanding Voting Stock of Holdings, (b) after a Qualified IPO, the acquisition of “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, by any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Investors, Apollo, Highbridge, and any holder of Holdings Converted Equity Interests of more than the greater of (i) 35% of the outstanding Voting Stock of Holdings and (ii) the percentage of the outstanding Voting Stock of Holdings beneficially owned, directly or indirectly, by the Permitted Investors, Apollo, Highbridge, and any holder of Holdings Converted Equity Interests, or (c) Holdings (or any successor thereof as permitted by Section 6.21) shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule, regulation or treaty after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Chesapeake Note” shall mean Holdings’ subordinated unsecured note dated as of April 8, 2013, payable to Chesapeake Exploration, L.L.C.

“Closing Date” shall mean the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all present and after-acquired personal and real property of the Loan Parties (including the Mortgaged Properties), in which Liens are purported to be granted pursuant to any Security Document as security for the Obligations.

“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Commitment” shall mean, with respect to each Lender, its Initial Commitment and/or its Incremental Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDAX” shall mean, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (a) interest, income taxes, depreciation, depletion, amortization (including non-cash amortization of deferred financing costs), exploration expenses, accretion of asset retirement obligations, and other similar non-cash charges (including non-cash expenses relating to stock-based compensation and hedging, but excluding any non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period), (b) any reasonable expenses and charges related to any Investment, acquisition, Disposition, offering of Equity Interests, recapitalization, or issuance or incurrence of Indebtedness not prohibited hereunder (in each case, whether or not successful) and (c) the Transaction Costs, minus all non-cash income (excluding any non-cash income to the extent it represents the reversal of an accrual of or reserve for a potential cash item in any prior period) included in the calculation of Consolidated Net Income; provided, however, that if the Borrower or any of the Consolidated Subsidiaries shall have consummated any acquisition or disposition during such period, Consolidated EBITDAX shall be calculated after giving effect to any applicable Pro Forma Adjustments. Consolidated EBITDAX (x) for the four consecutive fiscal quarters ending on September 30, 2014, shall equal Consolidated EBITDAX during the period from July 1, 2014 through September 30, 2014 multiplied by four (4), (y) for the four consecutive fiscal quarters ending on December 31, 2014, shall equal Consolidated EBITDAX during the period from July 1, 2014 through December 31, 2014 multiplied by two (2), and (z) for the four consecutive fiscal quarters ending on March 31, 2015, shall equal Consolidated EBITDAX during the period from July 1, 2014 through March 31, 2015 multiplied by 4/3.

“Consolidated Interest Expense” shall mean, for any period and without duplication, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Consolidated Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein) the following: (a) the net income (or loss) of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise consensually restricted or prohibited; (c) any extraordinary non-cash gains or losses during such period; (d) non-cash gains, losses or adjustments, including non-cash gains, losses or adjustments under authoritative guidance from the FASB as a result of changes in the fair market value of derivatives and any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns and writedowns under authoritative guidance from the FASB as a result of accounting for oil and gas activities, goodwill and other intangible assets, and property, plant and equipment (for the avoidance of doubt, realized gains or losses will be counted in Consolidated Net Income in the quarter that cash is actually received or paid); (e) any non-cash employee based compensation; (f) any gain or loss realized in connection with asset sales outside the ordinary course of business; (g) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary and (h) any income or loss attributable to the early extinguishment of Indebtedness.

“Consolidated Return” has the meaning given such term in Section 6.06(f).

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of are (or should be) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Constellation Agreement” means the Purchase and Sale Agreement dated as of August 23, 2012 between Energy & Exploration Partners, LLC and CEU Huntsville, LLC, amended prior to the date hereof.

“Consultant Overrides” means conveyances of royalties, overriding royalty interests and net profits interests granted to certain consultants and other service providers to the Borrower and its Subsidiaries; provided such conveyances are on terms usual and customary for the oil and gas business and in no event burden a material portion of the Borrower’s or the applicable Subsidiary’s Hydrocarbon production.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Facility” shall mean collectively, the Commitments and the Loans made hereunder.

“Credit Suisse” shall have the meaning assigned to such term in the preamble to this Agreement.

“CS Securities” shall mean Credit Suisse Securities (USA) LLC, and its successors.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.02(a).

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries, but excluding the current portion of current and deferred income tax assets.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding the current liabilities in respect of Indebtedness (including all Indebtedness consisting of Loans), the current portion of current and deferred income taxes, and the current portion of deferred revenues.

“Debtor Relief Laws” shall mean, collectively, Title 11 of the United States Code entitled “Bankruptcy” and any other bankruptcy, insolvency, liquidation, restructuring, reorganization, compromise, arrangement, readjustment of debt, conservatorship, receivership, winding-up, dissolution, or similar laws of the United States and any other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, or (b) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) or (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disposition” shall mean, with respect to any property, any sale, assignment, conveyance, transfer or other disposition (including by way of a merger or consolidation) of such property; and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided that “Disposition”, “Dispose” and “Disposed of” shall not be deemed to include any issuance by a Person of any of its Equity Interests to another Person.

“Disqualified Lender” shall mean any (i) competitor of the Borrower or any of its Subsidiaries, (ii) such other Person, in each case, identified in writing to the Arrangers on or prior to the Closing Date, and (iii) the reasonably identified Affiliates of any of the foregoing; provided that, after the Closing Date, the Borrower shall be permitted, upon reasonable notice to the Administrative Agent, to supplement the list of competitors provided for in clause (i) to include additional competitors and/or any Affiliates thereof (such list, as so supplemented from time to time, the “Disqualified Institution List”); provided, further, that no supplement may operate to exclude any Person that is a Lender. The Administrative Agent will make available to a Lender, upon the request of such Lender, the Disqualified Institution List.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments in accordance with the terms hereof), or is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time prior to the date that is 91 days after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 91 days after the Maturity Date.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia or that Guarantee or otherwise provide direct credit support for any Indebtedness of the Borrower.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund of a Lender, (d) the Borrower (solely pursuant to Section 9.04(k)), (e) Holdings (solely pursuant to Section 9.04(k)), (f) any Affiliated Lender (solely pursuant to Section 9.04(l)) and (g) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default pursuant to Section 7.01(b), (c), (g) or (h) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Permitted Investors, any of the Borrower’s Affiliates (other than Holdings (subject to Section 9.04(k)) and any Affiliated Lender (subject to Section 9.04(l)) or any Disqualified Lender.

“Environmental Laws” shall mean all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), in each case, relating to protection of the environment, natural resources, occupational health and safety (to the extent related to exposure to toxic or hazardous substances or wastes) or the presence, Release of, or exposure to, toxic or hazardous substances or wastes.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight, consultant and attorney costs, capital and operating costs, costs associated with financial assurance, permitting or closure requirements, natural resource damages and monitoring or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests or equivalent ownership interests (however designated) in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by the Borrower or any of its Subsidiaries of any Equity Interests of the Borrower or any such Subsidiary, as applicable.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan subject to Section 4063 of ERISA for which it is a substantial employer or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (i) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in a reasonable expectation or actual imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excepted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges or levies which are not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or otherwise in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been and are maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas exploration, development or extraction business and are for claims which are not delinquent by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision or any deposit account agreement or similar agreement relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts, commodity accounts or other funds maintained with a creditor depository institution or commodity trader or broker, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account or commodity account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes for which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto; (g) Liens on cash or securities pledged to secure insurance premiums or insurance reimbursements or insurance obligations or performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business, (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced, (i) encumbrances consisting of deed restrictions, zoning restrictions, and other similar restrictions on the use of Oil and Gas Properties, none of which, in the aggregate, materially impairs the use of such property by the Borrower or any other Loan Party in the operation of its business or materially detracts from the value of such properties, and none of which, in the aggregate, is or shall be violated in any material respect by existing proposed operations; (j) purported Liens evidenced by the filing of UCC financing statements solely as a precautionary measure in connection with operating leases of personal property; (k) minor defects and irregularities of title to any property so long as such defects and irregularities, in the aggregate, neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which the property is held; (l) Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the oil and gas business, as permitted by this Agreement; (m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business, consistent with the past practices of such Loan Party and as customary in the oil and gas industry; (n) lease burdens on Oil and Gas Properties not permitted under Section 6.02(g) that, to the extent they burden PDP Reserves, are or will be deducted in the calculation of engineered discounted present value in the Reserve Report; (o) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness; (p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and (q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDAX for such fiscal year and (ii) reductions to non-cash working capital of the Borrower and the Subsidiaries for such fiscal year (i.e. the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice versa)) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and the Subsidiaries during such fiscal year, (ii) Consolidated Interest Expense paid in cash during such fiscal year, (iii) Capital Expenditures made in cash during such fiscal year to the extent financed with Internally Generated Cash, (iv) permanent repayments of Indebtedness (including the principal component of payments in respect of Capital Lease Obligations but excluding all prepayments of Loans under Section 2.12 and 2.13 and purchases of Loans under Section 9.04(k)) made in cash by Holdings, the Borrower and the Consolidated Subsidiaries during such fiscal year, but only to the extent (x) financed with Internally Generated Cash and (y) that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn, (v) additions to non-cash working capital for such fiscal year (i.e. the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice versa)), (vi) cash payments by the Borrower and the Subsidiaries during such fiscal year in respect of long-term liabilities of the Borrower and the Subsidiaries other than Indebtedness to the extent financed with Internally Generated Cash, (vii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Investments and Permitted Acquisitions to the extent financed with Internally Generated Cash during such fiscal year, (viii) the aggregate amount of expenditures actually made by the Borrower and the Subsidiaries in cash during such fiscal year (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are financed with Internally Generated Cash, (ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Subsidiaries during such fiscal year that are required to be made in connection with any prepayment of Indebtedness to the extent financed with Internally Generated Cash, (x) the amount (without duplication) of Restricted Payments paid by the Borrower during such period pursuant to Sections 6.06(e) and 6.06(f) to the extent financed with Internally Generated Cash, and (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the first fiscal quarter following the end of such fiscal year to the extent intended to be financed with Internally Generated Cash, provided that to the extent the aggregate cash consideration paid for such Permitted Acquisitions or Capital Expenditures during such fiscal-quarter period is less than the Contract Consideration, the amount of such shortfall, less the amount financed other than through Internally Generated Cash, shall be added to the calculation of Excess Cash Flow for the fiscal year immediately following such fiscal year.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the

Borrower under Section 2.21(a)) or (ii) such Lender changes its applicable lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its applicable lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Debt” shall have the meaning assigned to such term in the recitals hereto.

“Facility” shall mean each Initial Facility and/or any or all of the Incremental Facilities providing for Other Term Loans.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (together with the portions of any law implementing such intergovernmental agreements).

“FCPA” shall have the meaning assigned to such term in Section 3.23.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Administrative Agent Fees and any other fees set forth in any separate writing between the Borrower and any agent or arranger hereunder.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financial Performance Covenant” shall have the meaning assigned to such term in Section 7.02(a).

“Forecasted Proved Reserve Production” shall mean, for any period, the forecasted production of crude oil or natural gas (measured by barrel of oil equivalent, not sales price) for such period from the Borrower’s and the Subsidiary Guarantors’ Proved Reserves, as forecasted in the most recent Reserve Report delivered pursuant to this Agreement, after deducting forecasted production from any Oil and Gas Properties sold or under contract for sale that had been included in such report.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Global Hunter” shall mean Global Hunter Securities, LLC, together with its affiliate, Sea Port Group Securities LLC, and their respective successors.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of the date hereof, among the Borrower, Holdings, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Guggenheim Overrides” means conveyances of overriding royalty interests granted by Energy & Exploration Partners, LLC to Guggenheim Corporate Funding, LLC pursuant to that certain Overriding Royalty Interest Conveyance dated June 26, 2012 as in effect on the Closing Date.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other Hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement (including puts, floors and basis differential swaps).

“Highbridge” shall mean, collectively, Highbridge Principal Strategies, LLC, Highbridge Principal Strategies – Mezzanine Partners II Delaware Subsidiary, LLC, Highbridge Principal Strategies – AP Mezzanine Partners II, L.P., ENXP Offshore, L.P., and ENXP Institutional, L.P.

“Holdings” shall have the meaning assigned to such term in the preamble to this Agreement.

“Holdings Converted Equity Interests” shall mean Equity Interests of Holdings that were converted thereto from Holdings Notes pursuant to the terms of the Holdings Notes upon the consummation of a Qualified IPO.

“Holdings Notes” shall mean Holdings’ 8% convertible subordinated notes due 2019 in an aggregate principal amount equal to $375,000,000.

“Holdings Notes Documents” shall mean the indenture dated as of the date hereof among Holdings, as issuer, and the trustee identified therein, pursuant to which the Holdings Notes were issued, the Holdings Notes, and all other instruments, agreements and other documents evidencing the Holdings Notes (including, without limitation, any registration rights agreements) or providing for any guarantee or other right in respect thereof.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.23(a).

“Incremental Amount” shall mean, at any time, an amount not to exceed the excess, if any, of (i) the sum of $175,000,000 and the amount of all voluntary prepayments of, and purchases by the Borrower or Holdings pursuant to Section 9.04(k) of, the Loans effected after the Closing Date and prior to the Increased Amount Date over (ii) the aggregate principal amount of all Incremental Commitments established after the Closing Date pursuant to Section 2.23.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Borrowing” shall mean a borrowing comprised of Incremental Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Incremental Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Incremental Loans to the Borrower as set forth in Section 2.01(b), as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Incremental Facility” shall mean any series of Incremental Loans established pursuant to an Incremental Assumption Agreement.

“Incremental Lender” shall mean a Lender with an Incremental Commitment or an outstanding Incremental Loan.

“Incremental Loan Maturity Date” shall mean, with respect to any series or tranche of Incremental Loans established pursuant to an Incremental Assumption Agreement, the maturity date as set forth in such Incremental Assumption Agreement.

“Incremental Loans” shall mean term loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Loans may be made in the form of additional term loans having the same terms as the Initial Loans or, to the extent permitted by Section 2.23 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person shall mean (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of property or services (other than any earn-out obligation (until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP) and liabilities of such Person to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities)); (d) the principal component of Capital Lease Obligations; (e) all obligations under Synthetic Leases; (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person; (g) all Indebtedness (as defined in the other clauses of this definition) of others Guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such Guarantee or assurance against loss; (h) [reserved]; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing agreements in the ordinary course of business; (j) [reserved]; (k) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Stock; (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (n) the net obligations of such Person under any Hedging Agreement. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

For the avoidance of doubt, “Indebtedness” does not include indemnities incurred in the ordinary course of business or in connection with the disposition of assets, any employee or director compensation, any compensation paid to employees or directors pursuant to stock appreciation rights, or obligations under operating leases For all purposes hereof, the Indebtedness of any Person shall, in the case of the Borrower and the Subsidiaries, exclude (i) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary of business consistent with past practice in connection with the cash management activities of the Borrower and the Subsidiaries and (ii) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Agreement Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (f) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Borrowing” shall mean a borrowing comprised of Initial Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Initial Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Initial Loans hereunder as set forth in Section 2.01(a). The initial amount of each Lender’s Initial Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Initial Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Initial Facility” shall mean (a) the Initial Tranche and (b) any tranche or series of Incremental Commitments under which Loans that are not Other Term Loans are made.

“Initial Lender” shall mean a Lender with an Initial Commitment or an outstanding Initial Loan.

“Initial Loan” shall mean a term loan made by an Initial Lender pursuant to Section 2.01(a).

“Initial Reserve Report” shall mean the Reserve Report prepared by Cawley, Gillespie & Associates, Inc. as of June 1, 2014 with respect to the Oil and Gas Properties of the Borrower and the Subsidiary Guarantors (giving effect to the Acquisition).

“Initial Tranche” shall mean the Initial Commitments and the Initial Loans made thereunder.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or, if agreed to by all Lenders, 12 months) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the Maturity Date or the Incremental Loan Maturity Date, as the case may be. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” shall mean cash of the Borrower and the Consolidated Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests, (y) proceeds of Dispositions outside of the ordinary course of business and Casualty Events or (z) proceeds of the incurrence of Indebtedness.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests of any other Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (excluding (i) any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business and (ii) in the case of the Borrower and the Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary of business consistent with past practice in connection with the cash management activities of the Borrower and the Subsidiaries); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” shall mean the United States Internal Revenue Service.

“January 1 Reserve Report” shall have the meaning assigned to such term in Section 5.15(a).

“July 1 Reserve Report” shall have the meaning assigned to such term in Section 5.15(a).

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Eligible Assignee that has become a party hereto pursuant to an Assignment and Acceptance or an Incremental Assumption Agreement.

“Leverage Ratio” shall mean, on any Calculation Date, the ratio of Total Funded Debt on such Calculation Date to Consolidated EBITDAX for the period of four consecutive fiscal quarters most recently ended on or prior to such Calculation Date, in each case after giving effect to any applicable Pro Forma Adjustments.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. LIBOR (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) any lease burden on Oil and Gas Properties in the nature of a royalty, overriding royalty interest, net profits interest, production payment, carried interest or reversionary working interest.

“Loan Documents” shall mean this Agreement, the Security Documents, any Incremental Assumption Agreement, and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any amendment, waiver or consent relating to the foregoing and any other document relating thereto that is by its terms designated as a “Loan Document”; provided that “Loan Documents” shall not include any Hedging Agreement or any Cash Management Agreement.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Initial Loans and the Incremental Loans (if any).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Acquisition” shall mean an acquisition of assets equal in value to 25% or more of the PV-10 Value of the Borrower and the Subsidiary Guarantors set forth in the most recently delivered Reserve Report.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse change in, or material impairment of, the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) a material impairment of the rights and remedies of the Lenders under any Loan Document.

“Material Contract” shall mean (a) each agreement or contract identified on Schedule 1.01(b), (b) each agreement or contract to which any Loan Party is a party or in respect of which any Loan Party has any liability, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future payments in respect of any such individual agreement or contract of at least $25,000,000 or (c) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect; provided that, (i) documents governing the lease or conveyance of Oil and Gas Properties (other than the Acquisition Agreement), (ii) other than for purposes of Sections 3.09(a) and 3.10(b), contracts related to field level or lease level operations with respect to the Oil and Gas Properties entered into in the ordinary course of business and (iii) the engagement letter dated as of June 17, 2014, among the Borrower and the Arrangers shall not be included in the definition of “Material Contract”.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Maturity Date” shall mean January 22, 2019.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean any property owned by the Borrower or any Subsidiary Guarantor which is subject to the Liens existing and to exist under the terms of the Mortgages.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of production, modifications and other security documents delivered pursuant to clause (i) of Section 4.01(l) or pursuant to Section 5.13 or Section 5.14, each substantially in the form of Exhibit H.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds, net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset disposed of in such Asset Sale and which is required to be repaid with such proceeds (other than the Loans and any such Indebtedness assumed by the purchaser of such asset) and (iv) the Agreement Value due under any Hedging Agreement as a result of such Asset Sale that is paid by the Borrower or any Subsidiary; provided, however, that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $20,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and provided, further, that to the extent that (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at or prior to the time of receipt thereof setting forth the Borrower’s good faith intent to reinvest such proceeds in assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within twelve months of receipt of such proceeds and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such twelve-month period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.08(b) and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any Equity Issuance, that such amount (i) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose and (ii) was not previously applied to effect a transaction or make a payment under any Loan Document.

“Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay Applicable Premium, fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that the indemnification obligations of the Borrower to any Indemnitee shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the Loans owing to such Indemnitee’s related Lender are outstanding, (b) the due and punctual payment and performance of all the monetary obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (c) the due and punctual payment and performance of any and all monetary obligations of the Borrower and each Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising under (A)(i) any Cash Management Agreement in respect of Cash Management Services or (ii) any Hedging Agreement, in each case that (x) are owed to the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Administrative Agent, an Arranger or an Affiliate of any of the foregoing, (y) are owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (z) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or (B) any Hedging Agreement with a Secured Non-Lender Hedge Provider; provided that (i) obligations of the Borrower or any Subsidiary under any such Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the Obligations other than in respect of such Cash Management Agreements and Hedging Agreements are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of Obligations under Cash Management Agreements or Hedging Agreements. With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (the “Excluded Guarantor Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act is or becomes illegal, the Obligations of such Guarantor shall not include any such Excluded Guarantor Obligation.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or properties (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Participant” shall have the meaning assigned to such term in Section 9.04(f).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PDP Reserves” shall mean those Oil and Gas Properties designated as “proved developed and producing” (in accordance with SEC definitions and regulations) in the Reserve Report most recently delivered to the Administrative Agent pursuant to this Agreement.

“Permitted Acquisition” shall mean any transaction or series of related transactions effected by the Borrower or a Subsidiary Guarantor (or a Person that will become a Subsidiary Guarantor substantially concurrently with such transaction or series of related transactions) for the direct or indirect (a) acquisition of Oil and Gas Properties; (b) acquisition of in excess of 50% of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of the Borrower or a Subsidiary Guarantor; or (c) merger, amalgamation or consolidation or any other combination with any Person, if each of the following conditions is met:

(i) no Event of Default then exists or would result therefrom;

(ii) neither the Borrower nor any Subsidiary shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness except to the extent permitted under Section 6.01;

(iii) (A) with respect to an acquisition of assets, the assets so acquired shall be made subject to the Lien of the Security Documents to the extent required by Section 5.14 and (B) with respect to the acquisition of more than 50% of the Equity Interests in a

Person, the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Loan Parties and their Subsidiaries are permitted to be engaged in under Section 6.09 and such Person shall become a Subsidiary Guarantor and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents to the extent required by Section 5.14;

(iv) all transactions in connection therewith shall be consummated in accordance with all applicable laws of all applicable Governmental Authorities;

(v) with respect to any Material Acquisition, unless the Administrative Agent shall otherwise agree, the Borrower shall have provided the Administrative Agent with (A) in the case of an acquisition of a Person, historical financial statements for the last two fiscal years (or, if less, the number of years since formation) of the Person to be acquired and interim unaudited financial statements for the most recent interim period which is available or, in the case of an acquisition of Oil and Gas Properties, operating statements for the last two fiscal years prepared by the seller with respect to the Proved Reserves acquired and, to the extent available, interim operating statements for any completed fiscal quarters, and (B) a reserve report setting forth all information required to be contained in a “Reserve Report” as defined herein, or an excerpt therefrom containing all such information, with respect to the Proved Reserves to be acquired pursuant to such acquisition (provided that such report may be prepared by independent reserve engineers other than the Approved Petroleum Engineer) with an effective date within the 12-month period immediately prior to such acquisition, and (C) reasonably detailed projections for the succeeding five years pertaining to the Person, business or assets to be acquired and updated projections for the Borrower after giving effect to such transaction, and (D) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction; and

(vi) with respect to any Material Acquisition, at least three (3) Business Days prior to the proposed date of consummation of the transaction, the Borrower shall have delivered to the Administrative Agent an officers’ certificate certifying that such transaction complies with this definition.

“Permitted Cure Security” shall mean any Qualified Capital Stock of the Borrower.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within one year from the date of issuance thereof and having, at such date of acquisition, a rating of at least A-2 or P-2 from S&P or from Moody’s, respectively;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(f) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (f) above.

“Permitted Investors” shall mean, collectively, each officer or other members of management of Holdings that hold Equity Interests in Holdings as of the Closing Date, Hunt Pettit and Brian Nelson and any of their respective family members, descendants, heirs, family trusts or other similar entities or similar arrangements, and any trustee under any such family trusts or other similar arrangement.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to accrued and unpaid interest and any applicable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted under Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Maturity Date; (c) other than with respect to Permitted Refinancing Indebtedness in respect of

Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by a junior-priority security interest in the Collateral and/or subject to any intercreditor arrangements for the benefit of the Lenders, such modification, refinancing, refunding, renewal, replacement or extension is secured and subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; and (e) the terms and conditions (including, if applicable, as to collateral, but excluding as to interest rate or other pricing terms and redemption or prepayment premiums) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness are not materially less favorable to the Lenders, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Petro Capital Letter Agreement” means, collectively, the Letter Agreement dated June 7, 2012 and the Letter Agreement dated June 26, 2012, in each case, among Petro Capital XXV, LLC, Energy & Exploration Partners, LLC, a Delaware limited liability company, Energy & Exploration Partners, LP, a Delaware limited partnership, and North American Shale Investment Fund, LP, a Delaware limited partnership as in effect on the Closing Date.

“Petro Capital Overrides” means any and all overriding royalty interests granted to the Petro Entities, or any of them, pursuant to the “Note” and/or the “Note Purchase Agreement” (as each such term is defined in the Petro Capital Letter Agreement), in each case, as in effect on the Closing Date; provided that any “Exchange Rights” (as defined in the Petro Capital Letter Agreement) and any overriding royalty interests granted upon the valid exercise thereof shall be deemed to constitute “Petro Capital Overrides”.

“Petro Entities” means, collectively, (a) Petro Capital XXV, LLC, a Texas limited liability company, (b) PetroStone, LLC, a Texas limited liability company, (c) Province Energy, LLC, a Texas limited liability company, (d) 4600 Greenville Building, LP, a Texas limited partnership, (e) Pitts Oil, LLC, a Texas limited liability company, and (f) the successors and assigns of each of the foregoing entities.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Forma Adjustments” shall mean, for purposes of calculating compliance with any financial covenant or financial term as of any Calculation Date:

(a) acquisitions that have been made by the Borrower or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its subsidiaries acquired by the Borrower or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, non-recurring or one-time cash or non-cash charges or expenses associated with such acquisition, and other pro form adjustments (calculated in accordance with Regulation S-X under the Securities Exchange Act of 1934, as amended) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(b) the Consolidated EBITDAX attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be excluded; and

(c) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire four-quarter reference period and subsequent period through the Calculation Date (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term as at the Calculation Date in excess of 12 months).

“Proved Reserves” shall mean those Oil and Gas Properties designated as “proved” (in accordance with SEC definitions and regulations) in the Reserve Report most recently delivered to the Administrative Agent pursuant to this Agreement.

“Proved Reserves Coverage Ratio” shall mean, (a) the ratio of the PV-10 Value of the Borrower’s and the Subsidiary Guarantors’ Proved Reserves as reflected in the most recent January 1 Reserve Report (together with any supplements, revisions or updates thereto after such date) to Total Funded Debt as shown in the annual financial statements for the immediately prior fiscal year and (b) the ratio of the PV-10 Value of the Borrower’s and the Subsidiary Guarantors’ Proved Reserves as reflected in the most recent July 1 Reserve Report (together with any supplements, revisions or updates thereto after such date) to Total Funded Debt as shown in the quarterly financial statements for the quarter ending June 30 of the current fiscal year.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“PV-10 Value” shall mean, as of any date of determination for the Borrower and the Subsidiary Guarantors, the discounted net present value, on a pre-income tax basis, of projected future cash flows from the production of Proved Reserves attributable to the Borrower’s and the Subsidiary Guarantors’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant hereto, calculated in accordance with the SEC guidelines and using the five-year strip price for crude oil (WTI Cushing or Light Louisiana Sweet) and natural gas (Henry Hub), with such price held flat for each subsequent year, quoted on the New York Mercantile Exchange (or its successor) on such date of determination and adjusted by appropriate management adjustments for additions to reserves and depletion or sale of reserves since the date of such Reserve Report, adjusted for any basis differential as of the date of determination, as of the date of estimation without future escalation, and discounted using an annual discount rate of 10%. PV-10 Value shall be adjusted to give effect to the Hedging Agreements permitted by this Agreement then in effect.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified IPO” means the issuance by Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, trustees, officers, employees, attorneys, agents, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or from, within or upon any vessel, vehicle, equipment, building, structure, facility or fixture.

“Remedial Work” shall have the meaning assigned to such term in Section 5.12(a).

“Repayment Date” shall have the meaning given such term in Section 2.11(a).

“Required Lenders” shall mean, at any time, Lenders having Loans representing more than 50% of the sum of all Loans outstanding at such time; provided that the Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Reserve Report” shall mean, the Initial Reserve Report or the most recently delivered report delivered pursuant to Section 5.15, each of which report shall, as of its date, set forth the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiary Guarantors and each of which report shall be in form and substance reasonably satisfactory to the Administrative Agent, and shall, at a minimum, set forth each such Loan Party’s royalty interests, oil and gas reserves (including proved developed producing, proved developed non-producing, proved undeveloped and probable reserves) and a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date.

“Responsible Officer” of any Person shall mean any President, Vice President, executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.10(d).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission.

“Secured Non-Lender Hedge Provider” shall have the meaning assigned to such term in the definition of “Secured Parties”.

“Secured Parties” means (a) the Administrative Agent, (b) the Collateral Agent, (c) the Lenders, (d) any Approved Counterparty that is a counterparty to any Hedging Agreement with any Loan Party; provided that such Approved Counterparty is (i) an Agent, an Arranger, a Lender, an Affiliate of an Agent, an Affiliate of an Arranger, or an Affiliate of a Lender at the time such Hedging Agreement is entered into or (ii) designated as a “Secured Non-Lender Hedge Provider” with respect to such Hedging Agreement in a writing from the Borrower to the Administrative Agent and, in the case of clauses (i) and (ii), with respect to any Approved Counterparty that is not a Lender, delivers to the Administrative Agent a letter agreement reasonably satisfactory to the Administrative Agent (A) appointing the Collateral Agent as its agent under the applicable Loan Documents and (B) agreeing to be bound by Articles VII and VIII and Sections 9.05, 9.06, 9.07, 9.11, 9.17, 9.19 and 9.20 of this Agreement as if it were a Lender hereunder (such Approved Counterparty, a “Secured Non-Lender Hedge Provider”), (e) any Agent, an Arranger, a Lender, an Affiliate of an Agent, an Affiliate of an Arranger, or an Affiliate of a Lender that provides Cash Management Services to any Loan Party pursuant to a Cash Management Agreement and (f) the beneficiaries of the indemnification obligations undertaken by any Loan Party under any Loan Document.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Sections 5.13 or 5.14 or any Incremental Assumption Agreement.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“SPV Register” shall have the meaning specified in Section 9.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of Borrower.

“Subsidiary Guarantor” shall mean, each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement pursuant to Sections 5.13 or 5.14.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Funded Debt” shall mean, on any date, (i) all Indebtedness of the Borrower and the Consolidated Subsidiaries of the type described in clauses (a), (b) (to the extent of obligations thereunder not reimbursed within two Business Days), (e), (l) and (m) of the definition of “Indebtedness” on such date, less (ii) all unrestricted cash and Permitted Investments of the Borrower and the Consolidated Subsidiaries on such date.

“Transaction Costs” shall have the meaning assigned to such term in the recitals hereto.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, in each case, on the Closing Date, (b) the consummation of the Acquisition, (c) the refinancing and replacement of the Existing Debt, (d) the issuance of the Holdings Notes and the contribution by Holdings of the Net Cash Proceeds thereof to the Borrower, (e) the payment of the Transaction Costs, and (f) any other transaction related to or entered into in connection with any of the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.20(e)(ii)(B)(3).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” shall mean, with respect to any specified Person, the Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Equity Interest has voting power by reason of any contingency) to vote in the election of members of the board of directors, board of managers or similar governing body of such Person; provided that with respect to a limited partnership or other entity which does not have a board of directors (or similar governing body), Voting Stock means the Equity Interests of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Yield” shall mean, on any date on which the “Yield” is required to be calculated pursuant to Section 2.23(b), the internal rate of return on the Loans on the Closing Date (or as thereafter amended) and/or Other Term Loans, as applicable, determined by the Administrative Agent in consultation with the Borrower utilizing (a) any “LIBOR floor” applicable to the Loans and/or Other Term Loans on such date; (b) the Applicable Margin (or equivalent concept) for the Loans and/or Other Term Loans, as applicable, on such date; and (c) the issue price of the Loans and/or Other Term Loans, as applicable (after giving effect to any original issue discount or upfront fees paid to the market (but excluding commitment or arrangement fees in respect of the Loans and such Other Term Loans, as applicable) in respect of the Loans and/or Other Term Loans, as applicable, calculated based on an assumed four year average life to maturity).

B. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (v) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided, however that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under ASC 825 to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein.

C. Pro Forma Calculations . All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon assumptions that were believed to be reasonable at the time of preparation and, where required, calculated in accordance with Regulation S-X under the Securities Act of 1934, as amended.

D. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

2.

The Credits

A. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (a) each Lender agrees, severally and not jointly, to make an Initial Loan to the Borrower on the Closing Date in a principal amount not to exceed its Initial Commitment, and (b) each Lender having an Incremental Commitment agrees, severally and not jointly, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make an Incremental Loan to the Borrower on the applicable Increased Amount Date in a principal amount not to exceed its Incremental Commitment. Amounts paid or prepaid in respect of Loans may not be reborrowed.

B. Loans. i. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitment.

ii. Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

iii. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

iv. Notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the funded portion of each Loan to be made on the Closing Date (i.e., the amount advanced to the Borrower on the Closing Date) shall be equal to 98.5% of the principal amount of such Loan (it being agreed that the full principal amount of each such Loan shall be the “initial” principal amount of such Loan and deemed outstanding on the Closing Date and the Borrower shall be obligated to repay 100% of the principal amount of each such Loan as provided hereunder).

C. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; and (vi) whether such Borrowing is to be a Borrowing of Initial Loans or Incremental Loans (and, in the

case of Incremental Loans, whether such Loans are to be Other Term Loans); provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

D. Evidence of Debt; Repayment of Loans. i. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.11.

ii. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

iii. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

iv. The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

v. Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

E. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees as separately agreed in a writing between the Borrower and the Administrative Agent at the times and in the amounts specified therein (the “Administrative Agent Fees”).

F. Interest on Loans. i. Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

ii. Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

iii. Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

G. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, then until such defaulted amount shall have been paid in full, to the extent permitted by law, such overdue amount shall bear interest (after as well as before judgment), payable on demand, (i) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (ii) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be), equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

H. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be given promptly upon such circumstances’ ceasing to exist), any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

I. Termination of Commitments. The Initial Commitments shall automatically terminate upon the making of the Initial Loans on the Closing Date.

J. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(1) unless the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date;

(2) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(3) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(4) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(5) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(6) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(7) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(8) no Interest Period may be selected for any Eurodollar Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Borrowings comprised of Loans with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Borrowings comprised of Loans would not be at least equal to the principal amount of Borrowings to be paid on such Repayment Date; and

(9) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted to an ABR Borrowing.

K. Repayment of Loans. i. (i) The Borrower shall pay to the Administrative Agent, for the account of the Initial Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Initial Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
September 30, 2014	$1,937,500.00
December 31, 2014	$1,937,500.00
March 31, 2015	$1,937,500.00
June 30, 2015	$1,937,500.00
September 30, 2015	$1,937,500.00
December 31, 2015	$1,937,500.00
March 31, 2016	$1,937,500.00
June 30, 2016	$1,937,500.00
September 30, 2016	$1,937,500.00
December 31, 2016	$1,937,500.00
March 31, 2017	$1,937,500.00
June 30, 2017	$1,937,500.00
September 30, 2017	$1,937,500.00
December 31, 2017	$1,937,500.00
March 31, 2018	$1,937,500.00
June 30, 2018	$1,937,500.00
September 30, 2018	$1,937,500.00
December 31, 2018	$1,937,500.00

and (ii) in the event that any Incremental Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement.

ii. To the extent not previously paid, all Loans shall be due and payable on the Maturity Date or the applicable Incremental Loan Maturity Date, as the case may be, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

iii. All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

L. Voluntary Prepayment. i. Subject to the concurrent payment of the Applicable Premium, if any, the Borrower may at any time and from time to time prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

ii. Voluntary prepayments of Loans under Section 2.12(a) shall be applied against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11 as directed by the Borrower and, absent such direction, in direct order of maturity.

iii. Each notice of prepayment under Section 2.12(a) shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment would have resulted from a refinancing of all or any part of the Loans, which refinancing shall not be consummated or shall otherwise by delayed, then the Borrower may revoke such notice by written notice to the Administrative Agent no later than 12:00 (noon), New York City time, on the date of prepayment and/or extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.16. All prepayments under this Section 2.12 shall be accompanied by the concurrent payment of the accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and the Applicable Premium, if any.

M. Mandatory Prepayments. i. Not later than the fifth Business Day following the receipt of Net Cash Proceeds in respect of any individual Asset Sale or series of related Asset Sales (other than any Disposition or series of Dispositions made pursuant to clauses (b), (c), (d), (e), (f), (g), (h), (i), (j) and (l) through (p) of Section 6.05), the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans.

ii. In the event that the Borrower or any Subsidiary Guarantor or any Subsidiary of any such Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any such Loan Party or any Subsidiary of any such Loan Party (other than any cash proceeds from the issuance of Indebtedness permitted pursuant to Section 6.01), the Borrower shall substantially simultaneously with (and in any event not later than the fifth Business Day following) the receipt of such Net Cash Proceeds by such Loan Party or such Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans.

iii. Not later than 125 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2014, the Borrower shall prepay outstanding Loans in an aggregate principal amount equal to (i) 50% of Excess Cash Flow for the fiscal year then ended; provided, that such percentage shall be reduced to (x) 25% if the Leverage Ratio as of the last day of such fiscal year was less than 3.00 to 1.00 and greater than or equal to 2.00 to 1.00 and (y) 0% if the Leverage Ratio as of the last day of such fiscal year was less than 2.00 to 1.00, minus (ii) the sum of all voluntary prepayments of, and purchases by the Borrower or Holdings pursuant to Section 9.04(k) of, Loans during such fiscal year.

iv. All prepayments of Borrowings under Section 2.13(a), (b) and (c) shall be accompanied by the concurrent payment of the accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

v. Mandatory prepayments of Loans (i) pursuant to clause (c) of this Section 2.13 shall be applied against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11 as directed by the Borrower and, absent such direction, in direct order of maturity, and (ii) pursuant to clauses (a) and (b) of this Section 2.13 shall be applied first in direct order of maturity to repayments thereof required pursuant to Section 2.11 in the 24-month period following the date such prepayment becomes payable and second pro rata against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11.

vi. The Borrower shall deliver to the Administrative Agent, (i) at the time of each prepayment required under this Section 2.13, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days prior to such prepayment, written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16. The Administrative Agent will promptly notify each Lender of the contents of each such prepayment notice. Notwithstanding any of the provisions of this Section 2.13, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under this Section 2.13, other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder with the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.13. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.13.

vii. Each Lender may elect, by written notice to the Administrative Agent no later than 5:00 p.m., New York City time, one Business Day after the date of delivery of notice regarding such prepayment pursuant to paragraph (f) above, to decline all (but not less than all) of any mandatory prepayment of its Loans pursuant to this Section 2.13 (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds may be retained by the Borrower.

N. Reserve Requirements; Change in Circumstances. i. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate); (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient setting forth in reasonable detail such increased costs or reduction, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

ii. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon request of such Lender setting forth in reasonable detail such reduced rate of return, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

iii. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

iv. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

O. Change in Legality. i. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent and until such circumstances no longer exist:

(1) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(2) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

ii. For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

P. Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender actually sustains or incurs as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder on the date set forth in the applicable notice with respect thereto from the Borrower. In the case of any Breakage Event, such loss shall include an amount equal to the excess of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Q. Pro Rata Treatment. Subject to Section 2.13(g), Section 9.04(k), and the relevant terms of any Incremental Assumption Agreement, the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments under the relevant Facility or Facilities (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans under the relevant Facility or Facilities). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

R. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, including to the Borrower or Holdings pursuant to Section 9.04(k). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

S. Payments. i. The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 pm, New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

ii. Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

T. Taxes. i. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

ii. In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

iii. The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that a Loan Party shall not be required to indemnify a Recipient for Indemnified Taxes pursuant to this Section 2.20(c) unless such Recipient notifies the Loan Parties of the indemnification claim for such Indemnified Taxes no later than two months after the latest of (x) the Maturity Date, (y) the date on which the statute of limitations with respect to such Indemnified Taxes expires (taking into account any extensions thereof) and (z) the date on which such Recipient has made payment of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

iv. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

v.

(1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(2) Without limiting the generality of the foregoing,

1) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

a) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b) properly completed and duly executed originals of IRS Form W-8ECI;

c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form); or

d) to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

4) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

5) the Administrative Agent (in its capacity as Administrative Agent) shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) two properly completed and duly executed copies of (i) in the case of an Administrative Agent that is a U.S. Person, IRS Form W-9 or (ii) in the case of an Administrative Agent that is not a U.S. Person, IRS Form W-8IMY.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

vi. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register or SPV Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

vii. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

viii. The parties to this Agreement hereby agree that they will treat each Loan prepayment made by the Borrower pursuant to Section 2.13(c) as a pro rata prepayment (within the meaning of U.S. Treasury Regulations Section 1.1275-2(f)) of the Loans in retirement of a portion of such Loans pursuant to U.S. Treasury Regulations Section 1.1272-1(c)(6).

ix. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 2.20, the term “applicable law” includes FATCA.

U. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. i. In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender is a Non-Consenting Lender, or (v) any Lender is a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (v) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee, as applicable, shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any Applicable Premium and any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts payable pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

ii. If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

V. Defaulting Lenders. i. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(1) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(2) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, provided all amounts owing to the Borrower under “fourth” above have been paid to the Borrower, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ii. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding

Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

W. Incremental Commitments. i. The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Commitments in an amount not to exceed in the aggregate the Incremental Amount from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Loans, in their own discretion; provided, that each Incremental Lender shall be an Eligible Assignee. Such notice shall set forth (i) the amount of the Incremental Commitments being requested, (ii) the date on which such Incremental Commitments are requested to become effective (the “Increased Amount Date”) and (iii) whether such Incremental Commitments are to be commitments to make term loans having the same terms as the Initial Loans or commitments to make term loans with pricing, Yield, maturity date and/or amortization terms different from the Initial Loans (“Other Term Loans”).

(b) The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Loans; provided, that (i) the Other Term Loans shall rank pari passu or junior in right of payment and/or of security with the Initial Loans (and, to the extent such Other Term Loans are subordinated in right of payment and/or security, such Other Term Loans shall be subject to intercreditor arrangements the terms of which shall be reasonably satisfactory to the Administrative Agent) and, except as to pricing, amortization and final maturity date, shall have (x) the same terms as the Initial Loans, as applicable, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, provided that if the Yield in respect of any Other Term Loans secured on a pari passu basis with the Initial Loans shall exceed the Yield in respect of the Initial Loans by more than 0.50%, the Applicable Margin in respect of the Initial Loans (and any Incremental Loans having the same terms as the Initial Loans) shall be increased so that the Yield in respect of such Other Term Loans is not greater than 0.50% above the Yield in respect of the Initial Loans, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Maturity Date, and (iii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the remaining weighted average life to maturity of the Initial Loans (together with any Incremental Loans having the same terms as the Initial Loans). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied (with the reference to the “Closing Date” therein being deemed to refer to the Increased Amount Date) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower; provided that in the event that the Incremental Commitments are used to finance a Permitted Acquisition, the condition regarding the accuracy of representations and warranties set forth in paragraph (b) of Section 4.01 shall be limited to customary “specified representations” and those representations included in the related acquisition agreement that are material to the interests of the Lenders and only to the extent that the Borrower has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations, and the condition regarding the absence of a Default or Event of Default required by paragraph (c) of Section 4.01 shall be limited to the Defaults and Events of Default set forth in Section 7.01(b), (c), (g) and (h) and shall be required to be satisfied only at the time of the execution of the relevant acquisition agreement related to such Permitted Acquisition, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.01 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Loans are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Lenders in the applicable Incremental Assumption Agreement, junior to) the Initial Loans (and any Incremental Loans having the same terms as the Initial Loans), and (iii) the Borrower shall be in compliance with the covenant set forth in Section 6.12 determined on a pro forma basis as of the last day of the most recently ended four fiscal quarter period, as if the such Incremental Loans had been outstanding on the last day of such period.

(d) This Section 2.23 shall supersede any provisions in Section 2.17 or Section 9.08 to the contrary.

3.

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

A. Organization; Powers. Holdings, the Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its material property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

B. Authorization. The Transactions (a) have been duly authorized by all requisite corporate, limited liability company, limited partnership and other similar action and, if required, stockholder, member or other similar action and (b) will not (i) violate (A) any material provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or formation or other constitutive documents or by-laws or other organizational documents of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of the Holdings Notes Documents or any other any Material Indebtedness (other than the Existing Debt which is being refinanced and replaced on the Closing Date), (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligations under the Holdings Notes Documents or any other Material Indebtedness (other than the Existing Debt which is being refinanced and replaced on the Closing Date) or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents).

C. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

D. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) the recordation of the Mortgages, (c) such as have been made or obtained and are in full force and effect, (d) routine filings related to the Loan Parties and the operation of their respective businesses, (e) filings and the recordation of any releases of the Existing Debt, and (f) filings as may be necessary in connection with the exercise of remedies.

E. Financial Statements. i. The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows (i) as of and for the fiscal years ended December 31, 2012 and December 31, 2013, audited by and accompanied by the opinion of Hein & Associates LLP, independent public accountants, and (ii) as of and for the most recent fiscal quarter ended at least 60 days prior to the Closing Date, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

ii. The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet dated as of March 31, 2014, prepared giving effect to the Acquisition and to the other Transactions as if they had occurred on such expected closing date. Such pro forma balance sheet was prepared in good faith by the Borrower, based on the assumptions believed by the Borrower to be reasonable at the time of preparation and delivery thereof based on the information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Acquisition and the other Transactions and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of the Borrower and its Consolidated Subsidiaries as of the date of such balance sheet, after giving effect to the Acquisition and the other Transactions.

F. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2013.

G. Title to Properties; Possession Under Leases. Except as could not reasonably be expected to have a Material Adverse Effect:

i. Each of the Borrower and each Subsidiary has good and defensible title to, or valid leasehold interests in, the Oil and Gas Properties evaluated in the most recently delivered Reserve Report, subject to the Liens expressly permitted by Section 6.02. All such Oil and Gas Properties and all material personal property and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02. The Borrower or the Subsidiary, as applicable, specified as the owner owns in all material respects the net interests in production attributable to their Oil and Gas Properties as reflected in the most recently delivered Reserve Report, and the ownership of such properties does not in any material respect obligate such Person to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in its net revenue interest in such property or the revenues therefrom.

ii. Each of the Borrower and each Subsidiary has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and each Subsidiary enjoys peaceful and undisturbed possession under all such material leases.

iii. As of the Closing Date, neither the Borrower nor any Subsidiary has received any notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

iv. As of the Closing Date, none of the Borrower or any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein except for obligations set forth in the Constellation Agreement.

v. The rights and properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and properties necessary to permit the Borrower and the Subsidiaries to conduct their businesses in all material respects in the manner as their respective businesses have been conducted prior to the date hereof.

vi. Each of the Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and each Subsidiary either owns or has valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

H. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and, with respect to each such Subsidiary, (a) the name of such Subsidiary as listed in the public records of its jurisdiction of organization, (b) the percentage ownership interest of each Loan Party therein, (c) the jurisdiction of organization of such Subsidiary, and (d) the chief executive office for such Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and (other than in respect of any general partner ownership interests) non-assessable and are owned by such Loan Party, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and Liens expressly permitted by Section 6.02).

I. Litigation; Compliance with Laws. i. Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document, the Transactions or any Material Contract or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (unless fully covered by insurance with standard deductibles).

ii. Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or could reasonably expect to result in, a Material Adverse Effect.

iii. None of the Borrower or any Subsidiary or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval, building permits or any rule or regulation promulgated by the BOEM/BSEE or any other Governmental Authority applicable to the exploration, production, permitting operation or plugging and abandonment of the Loan Parties’ Oil and Gas Properties) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

J. Agreements. i. None of the Borrower or any Subsidiary is a party to any agreement or instrument or subject to any corporate, limited liability company, limited partnership or other similar restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

ii. None of the Borrower or any Subsidiary is in default in any manner under any provision of any Material Contract or with respect to any obligation in respect of Material Indebtedness that has resulted or could reasonably be expected to result in a Material Adverse Effect.

K. Federal Reserve Regulations. i. None of Holdings, the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

ii. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

L. Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

M. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

N. Tax Returns. Except as reflected on Schedule 3.14, the Borrower and each of the Subsidiaries has filed or caused to be filed all Tax returns or other materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it (and Seller (as defined in the Acquisition Agreement) has represented to the Borrower that Seller has paid all Property-Related Taxes and Production Taxes, in each case, as shown on the Property-Related Tax and Production Tax returns required to be filed with respect to the assets to be acquired by the Borrower under the Acquisition Agreement), except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP and (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 3.14, capitalized terms not defined in this Agreement shall have the meaning provided to them in the Acquisition Agreement.

O. No Material Misstatements. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any

Lender in connection with the negotiation of any Loan Document or the transactions contemplated thereby or included therein or delivered pursuant thereto (after giving effect to all supplements and updates thereto from time to time), when furnished and taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection or pro forma financial information, the Borrower represents only that it acted in good faith and utilized assumptions that were believed to be reasonable at the time of preparation (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule; it being understood that any such projections are as to future events and are not to be viewed as facts, that any such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized, that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material, that there are industry-wide risks normally associated with the types of businesses conducted by the Borrower and its subsidiaries, and that projections concerning volume attributable to oil and gas properties and production and cost estimates in reserve reports are necessarily based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

P. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where any failure to so comply could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the last annual valuation date applicable thereto, materially exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the last annual valuation dates applicable thereto, materially exceed the fair market value of the assets of all such underfunded Plans.

Q. Environmental Matters. i. Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

ii. Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

R. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower and the Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with customary industry practice.

S. Security Documents.

i. The Security Documents, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof to the extent governed by the Uniform Commercial Code and (i) when the Pledged Securities (as defined in the Security Documents) are delivered to the Collateral Agent, the Lien created under Security Documents shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Securities, in each case prior and superior in right to any other Person and (ii) in the case of other Collateral (other than Mortgaged Property) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Security Documents will constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent that such Lien can be perfected by the filing of a financing statement (other than Intellectual Property, as defined in the Security Documents), in each case prior and superior in right to any other Person, subject to Liens expressly permitted by Section 6.02.

ii. The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified therein, the Mortgages shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, subject to Liens expressly permitted by Section 6.02. As of the Closing Date, the Mortgaged Properties represent at least 80% of the PV-10 Value as reflected in the Initial Reserve Report.

T. Location of Business and Offices. The Borrower’s jurisdiction of organization is the State of Delaware, the name of the Borrower as listed in the public records of its jurisdiction of organization is Energy & Exploration Partners, LLC. As of the Closing Date, the Borrower’s chief executive office is located at Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102.

U. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other material Federal, state, local or foreign law dealing with such matters, except where any such violation could not reasonably be expected to result in a Material Adverse Effect. All material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where any failure to so comply could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound that could reasonably be expected to result in a Material Adverse Effect.

V. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans and after giving effect to the application of the proceeds of the Loans on the Closing Date, (a) the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

W. Sanctioned Persons; Patriot Act; FCPA.

i. None of the Borrower or any Subsidiary nor any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ii. Each of the Borrower and each of the Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering, embargoed persons or the USA PATRIOT Act), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls).

iii. Each of the Borrower and each of the Subsidiaries is in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C.§§ 78dd-1, et seq. (“FCPA”) and any

foreign counterpart thereto applicable to the Borrower or such Subsidiary. None of the Borrower nor any of the Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or any Subsidiary or to any other Person, in violation of FCPA.

X. Marketing of Production. Except for contracts listed on Schedule 3.24, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject property’s delivery capacity), no material agreements exist which are not cancelable on one hundred twenty (120) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or any of its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months.

Y. Hedging Agreements. Schedule 3.25, as of the Closing Date, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 5.05(d), sets forth, a true and complete list of all Hedging Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, agreement date, settlement date, and notional amounts or volumes), all credit support relating thereto (including any margin required or supplied) and the counterparty to each such agreement, in each case, as of the date hereof or the date of such report, as applicable.

Z. Gas Balancing Agreements and Advance Payment Contracts. Except as set forth on Schedule 3.26, on the Closing Date, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to any of the Loan Parties’ Oil and Gas Properties which would require any Loan Party to deliver, in the aggregate, five percent (5%) or more of the average monthly production of their respective Hydrocarbons (with such average calculated with respect to the twelve (12) months most recently completed prior to the Closing Date) produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

AA. Absence of Defaults. No Default or Event of Default has occurred and is continuing.

4.

Conditions of Lending

A. Closing Date. The obligations of the Lenders to make Loans hereunder are subject to the satisfaction, or waiver in accordance with this Agreement, of the following conditions on the Closing Date:

i. The Administrative Agent shall have received a notice of the Borrowing to be made on the Closing Date as required by Section 2.03.

ii. The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (other than representations and warranties qualified as to materiality, which will be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date.

iii. At the time of and immediately after such Borrowing, no Default or Event of Default shall have occurred and be continuing.

iv. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Arrangers and the Lenders, a favorable written opinion of Bracewell & Giuliani LLP, counsel to the Loan Parties, (A) dated the Closing Date, (B) addressed to the Arrangers, the Agents and the Lenders, and (C) covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinion.

v. [Reserved].

vi. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or formation, including all amendments thereto, of each Loan Party, certified, as of a recent date by the Secretary of State of the state of its formation, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of a Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the governing documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the members, board of directors or other appropriate governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above.

vii. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, (i) certifying compliance with the conditions precedent set forth in paragraphs (b) and (c) of this Section 4.01, (ii) listing all of the Material Contracts and certifying that copies of the same have been provided to the Administrative Agent, (iii) certifying that no default or event of default under any such Material

Contract has occurred and is continuing or would result from the proposed Borrowing, and (iv) certifying that no default or event of default under the Holding Notes Documents has occurred and is continuing or would result from the proposed Borrowing.

viii. The Administrative Agent and the Arrangers shall have received all Fees and other amounts due and payable on or prior to the Closing Date (or arrangements for the netting of such Fees and other amounts due and payable on the Closing Date shall have been made), including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented legal fees and all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

ix. The Administrative Agent shall have received each of (i) this Agreement and (ii) the Security Documents, in each case, duly executed by each Loan Party and each other party that is to be a party thereto and each such document shall be in full force and effect on the Closing Date.

x. The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain material Oil and Gas Properties, together with copies of any financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be released or terminated contemporaneously with the funding of the Loans on the Closing Date.

xi. The Administrative Agent shall have received the Initial Reserve Report which shall be in form and substance reasonably acceptable to the Administrative Agent.

xii. (i) Each of the Mortgages shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than Liens expressly permitted by Section 6.02 and Liens that will be released or terminated contemporaneously with the funding of the Loans on the Closing Date (including the Liens that secure the Existing Debt), (iii) arrangements reasonably satisfactory to the Collateral Agent for the recordings of the Mortgages in the recording offices specified on Schedule 3.19(b) shall have been made and (iv) the Collateral Agent shall have received such other documents required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent or the Lenders.

xiii. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.03 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

xiv. The Administrative Agent shall have received such title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the PV-10 Value as reflected in the Initial Reserve Report.

xv. [Reserved].

xvi. The Acquisition shall have been, or substantially contemporaneously with the initial funding of the Loans on the Closing Date shall be, consummated in accordance with applicable law, the Acquisition Agreement and all other related documentation (without giving effect to any waivers, amendments or other modifications to or of such documents that are adverse to the Lenders and not approved by the Required Lenders). The Administrative Agent shall have received copies of the Acquisition Agreement and all material certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct.

xvii. Prior to or substantially concurrently with the initial funding of the Loans, (i) all commitments under the Existing Debt shall have been terminated, (ii) all principal, interest and other amounts accrued or owing thereunder shall have been refinanced and replaced and (iii) all guarantees and Liens granted in respect thereof shall have been released and the terms and conditions of any such release shall be reasonably satisfactory to the Administrative Agent. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) Indebtedness outstanding under this Agreement and (ii) other Indebtedness permitted to exist under Section 6.01.

xviii. The Lenders shall have received the financial statements and opinion referred to in Section 3.05, none of which shall demonstrate a material adverse change in the financial condition of the Borrower from (and shall not otherwise be materially inconsistent with) the financial statements or forecasts previously provided to the Lenders.

xix. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form and substance satisfactory to the Administrative Agent certifying that after giving effect to the Transactions to occur on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are solvent.

xx. All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or, to the knowledge of the Borrower, threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

xxi. At least five Business Days prior to the Closing Date, the Lenders shall have received, to the extent previously requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

xxii. The Administrative Agent shall have received true, correct and complete copies of (i) the Holdings Notes Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent and each of the conditions precedent to the effectiveness thereof shall have been satisfied or waived in writing in accordance with the terms thereof. Holdings shall have received and contributed to the Borrower, or substantially contemporaneously with the initial funding of the Loans on the Closing Date shall receive and contribute to the Borrower, net cash proceeds of not less than $375,000,000 from the issuance of the Holdings Notes.

5.

Affirmative Covenants

The Borrower covenants and agrees with each Lender that until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

A. Existence; Compliance with Laws; Businesses. i. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

ii. Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; and comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted except in each case under this Section 5.01(b), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

B. Operation and Maintenance of Properties. i. Operate its Oil and Gas Properties and other material properties, or cause such Oil and Gas Properties and other material properties to be operated, in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements, all applicable Environmental Laws, and all applicable laws, rules and regulations of every relevant Governmental Authority which regulates the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, including without limitation, the rules and regulations promulgated by the BOEM/BSEE applicable to the plugging and abandonment of the Loan Parties’ Oil and Gas Properties except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

ii. Unless such property is subject to a sale, assignment or disposition permitted under Section 6.05, keep and maintain all property used or to be used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

iii. Promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

iv. Promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material properties, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

To the extent the Borrower or one of its Subsidiaries is not the operator of any property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 5.02, but failure of the operator so to comply will not constitute a Default or an Event of Default hereunder.

C. Insurance. i. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; maintain insurance against windstorm damage to the extent the same can be obtained and maintained on commercially reasonable terms and maintain such other insurance as may be required by law.

ii. Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent. To the extent that the insurer will agree to do so, such policies will also provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent and the Collateral Agent.

iii. Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.03 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

D. Obligations and Taxes. Except as reflected on Schedule 3.14, pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, remittance obligations, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or the applicable Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect or result in the imposition of a Lien on Collateral not permitted hereunder.

E. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

i. within one hundred twenty (120) days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Hein & Associates LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception or explanatory note and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management’s discussion and analysis”;

ii. within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and, other than with respect to quarterly reports during the remainder of the first fiscal year after the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes and normal year-end audit adjustments;

iii. concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit D (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.12;

iv. concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent setting forth as of a recent date, a true and complete list of all Hedging Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), any new credit support agreements relating thereto (other than Loan Documents), any margin required or supplied under any credit support document, and the counterparty to each such agreement;

v. concurrently with any delivery of financial statements under clause (b) above and concurrently with the delivery of the Reserve Report pursuant to Section 5.15 (unless requested more frequently by the Administrative Agent), production and operating reports (the same to include information as to volumes produced and sold and the amount received by the Loan Parties) in respect of the Oil and Gas Properties of the Loan Parties given value in the most recently delivered Reserve Report;

vi. as soon as available and in any event no later than 90 days after the commencement of each fiscal year of the Borrower a monthly cash flow budget and development plan for such fiscal year prepared by a Financial Officer of the Borrower detailing therein, inter alia, projected monthly production volumes and gross revenues from the Proved Reserves, general and administrative costs, operating costs, royalties and other burdens, commodity price assumptions, Taxes and budgeted Capital Expenditures together with a forecasted operating budget of the Borrower for the following year detailed on a monthly basis;

vii. promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be;

viii. promptly after the receipt thereof by the Borrower or any of the Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

ix. promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

x. promptly after the request by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan;

xi. [reserved];

xii. promptly, from time to time, upon the Administrative Agent’s reasonable request, (i) other information that is delivered to any Person pursuant to the terms of any indenture, loan or other credit or other similar agreement with respect to Material Indebtedness, in each case, solely to such Person in its capacity as an agent or a lender thereunder, in the same form as so delivered and (ii) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document; and

xiii. beginning with the quarter ending September 30, 2014, concurrently with any delivery of financial statements under paragraphs (a) and (b) above, notice of the date and time of a conference call with Lenders and the Administrative Agent to discuss such financial information, which conference call the Borrower shall host not later than ten (10) Business Days (or such other date as the Borrower and the Administrative Agent may agree) after such delivery.

F. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt, but in any event, within three (3) Business Days’, written notice of the following:

i. any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

ii. the filing or commencement of, or receipt of notice of intention of any Person to file or commence, any action, suit, investigation or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

iii. the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000; and

iv. the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event; and

v. any development that has resulted in a Material Adverse Effect.

G. Information Regarding Collateral. Furnish to the Administrative Agent and the Collateral Agent at least fifteen days’ (or such shorter period of time as may be reasonably agreed in writing by the Administrative Agent) prior written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless prior notice has been provided to the Administrative Agent and the Collateral Agent. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

H. Maintaining Records; Access to Properties and Inspections. i. Keep proper books of record and account in which entries fairly presented in all material respects and in accordance with GAAP consistently applied are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor.

ii. Beginning with the quarter ending September 30, 2014, the Borrower will hold a conference call for all Lenders and the Administrative Agent at a mutually agreeable time to discuss such financial information within ten (10) Business Days (or such other date as the Borrower and the Administrative Agent may agree) following distribution of the financial information referred to in Sections 5.05(a) and 5.05(b).

I. Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

J. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of, the Borrower or any ERISA Affiliate in an aggregate amount exceeding $10,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

K. [Reserved].

L. Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its properties and operations and each Subsidiary and its properties and operations to comply, with applicable Environmental Laws, the breach of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or the Subsidiaries’ properties or any other offsite location to the extent related to the Borrower’s or any of the Subsidiaries’ operations, the Release or threatened Release of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all environmental permits to be obtained or filed in connection with the operation or use of the Borrower’s or the Subsidiaries’ properties, which failure to obtain or file, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event such Remedial Work is required under applicable Environmental Laws because of or in connection with the Release or threatened Release of Hazardous Material on, under, about or from any of the Borrower’s or the Subsidiaries’ properties or otherwise in connection with their respective operations, which failure to commence and diligently prosecute to completion, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five (5) days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any action or investigation initiated, commenced or threatened in writing by any Governmental

Authority or any demand or lawsuit initiated, commenced or threatened in writing by any landowner or other third party against the Borrower or any of the Subsidiaries or their respective properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.

(c) The Borrower shall provide any environmental assessments, audits and tests obtained by the Borrower or any Subsidiary in connection with any future acquisitions of Oil and Gas Properties or other properties to the Administrative Agent and the Lenders.

(d) To the extent the Borrower is not the operator of any Oil and Gas Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 5.12.

M. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and the priority of the security interests created or intended to be created by the Security Documents to the extent required under this Agreement or any Security Document.

N. Additional Collateral; Additional Guarantors.

i. On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 5.15(a), the Borrower will review the Reserve Report and the list of current Mortgaged Properties (as described in Section 5.15(d)) to ascertain whether the Mortgaged Properties represent at least 80% of the PV-10 Value as reflected in the most recently delivered Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such PV-10 Value, then the Borrower shall, and shall cause the Subsidiary Guarantors to, within thirty (30) days of delivery of the certificate required under Section 5.15(d) (or such later date as the Collateral Agent may agree), execute and deliver a Mortgage or a supplement to a Mortgage granting the Collateral Agent as security for the Obligations a perfected Lien of the type and priority described in such Mortgage on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such PV-10 Value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

ii. [Reserved].

iii. In addition, from time to time, the Borrower will, at its cost and expense, secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the

Required Lenders shall designate within thirty (30) days of such designation (or such later date as the Collateral Agent may agree (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower, the Domestic Subsidiaries and, to the extent no adverse tax consequences to the Borrower would result therefrom (including any such adverse consequences arising under Section 951(a) of the Code as a result of any Foreign Subsidiary being classified as a controlled foreign corporation under Section 957(a) of the Code), the Foreign Subsidiaries (including oil and gas leases and other real and other properties acquired subsequent to the Closing Date)); provided that no Loan Party (i) shall be required to grant a security interest in any asset or property as to which the Administrative Agent reasonably determines, in consultation with the Borrower, that the cost of obtaining or perfecting a security interest therein is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, (ii) shall be required to grant a security interest in any deposit account or any other asset or property that is expressly excluded from Collateral in the Security Documents, (iii) shall be required to perfect a security interest in any Collateral that is not required by the terms of the Security Documents to be perfected, and (iv) shall be required to grant a security interest or mortgage lien on any Oil and Gas Properties to the extent not required to comply with Section 5.14(a) above. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall reasonably request within such thirty-day period to evidence compliance with this Section.

iv. The Borrower will cause (i) each subsequently acquired or organized Domestic Subsidiary and, to the extent no adverse tax consequences to the Borrower would result therefrom (including any such adverse consequences arising under Section 951(a) of the Code as a result of any Foreign Subsidiary being classified as a controlled foreign corporation under Section 957(a) of the Code), Foreign Subsidiary, to become a Loan Party by executing the Guarantee and Collateral Agreement (or a supplement thereto, in form and substance reasonably acceptable to the Administrative Agent) and each applicable Security Document in favor of the Collateral Agent within thirty (30) days after the acquisition or organization thereof (or such later date as the Collateral Agent may agree) and (ii) any Subsidiary which Guarantees or otherwise provides direct credit support for any other Indebtedness of the Borrower to contemporaneously become a Subsidiary Guarantor hereunder.

O. Reserve Reports.

i. On or before April 1st and October 1st of each year, commencing October 1, 2014, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the Subsidiary Guarantors as of the immediately preceding January 1st (each, a “January 1 Reserve Report”) and July 1st, respectively (each, a “July 1 Reserve Report”), such Reserve Report to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report (or, in the case of the first Reserve Report delivered pursuant to this Section 5.15(a), the Initial Reserve Report). The January 1 Reserve Report for each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report for each year may be prepared by one or more Approved Petroleum Engineers or internally under the supervision of the chief engineer of the Borrower in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

ii. [Reserved].

iii. Each Reserve Report may be supplemented by all such other internal information as the Borrower or the Administrative Agent, acting reasonably, may request or deem appropriate, including without limitation sufficient internally prepared information to permit the Administrative Agent’s engineering consultants to prepare economic engineering evaluations covering the Oil and Gas Properties.

iv. With the delivery of each Reserve Report (including the Initial Reserve Report), the Borrower shall be deemed to certify that in all material respects: (i) there are no statements or conclusions in the Reserve Report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the Subsidiary Guarantors and production and cost estimates contained in the Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, (ii) except as could not reasonably be expected to have a Material Adverse Effect, the Borrower or the Subsidiary Guarantors have good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such properties are free of all Liens except for Liens permitted by Section 6.02 and (iii) except as set forth in such Reserve Report or in a writing delivered in connection therewith, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report that would otherwise require disclosure on Schedule 3.26. With each such Reserve Report, the Borrower will also deliver a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the PV-10 Value that the value of such Mortgaged Properties represent in compliance with Section 5.14(a).

P. Title Information.

i. On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 5.15(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report or for which no title information had been previously delivered to the Administrative Agent, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the PV-10 Value as reflected in the most recently delivered Reserve Report.

ii. If the Borrower has provided title information for additional properties under Section 5.16(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 6.02 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the PV-10 Value as reflected in the most recently delivered Reserve Report.

Q. Hedging Agreements. Not later than 45 days after the Closing Date, the Loan Parties shall enter into Hedging Agreements with one or more Approved Counterparties that are for not less than 40% of the Borrower’s and its Subsidiaries’ aggregate Forecasted Proved Reserve Production anticipated to be sold in the ordinary course of such Persons’ business for an initial period of not less than 24 months and for rolling 24-month periods thereafter.

6.

Negative Covenants

The Borrower covenants and agrees with each Lender that, until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it cause or permit any of its Subsidiaries to:

A. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

i. Indebtedness (including unsecured intercompany Indebtedness) existing on the date hereof and set forth in Schedule 6.01 and any Permitted Refinancing Indebtedness in respect thereof;

ii. Indebtedness created hereunder and under the other Loan Documents;

iii. Guarantees by the Borrower and the Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary to the extent constituting an Investment permitted under Section 6.04; provided that (A) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders (in the reasonable good faith determination of the Borrower) as those contained in the subordination of such Indebtedness and (B) a Loan Party may not Guarantee Indebtedness of a Subsidiary that is not a Loan Party unless such Loan Party could have incurred such Indebtedness or such Guarantee is subordinated to the Obligations on the terms set forth in the Guarantee and Collateral Agreement;

iv. unsecured intercompany Indebtedness to the extent permitted by Section 6.04 so long as all such Indebtedness of any Loan Party to a Person that is not a Loan Party is subordinated to the Obligations on terms set forth in the Guarantee and Collateral Agreement; provided, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Loan Party and (ii) any sale or other transfer of any such Indebtedness to a Person that is not a Loan Party, will be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this Section 6.01(d);

v. (i) Capital Lease Obligations and Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed asset, capital assets or equipment; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness permitted by this Section 6.01(e) shall not exceed $25,000,000 at any time outstanding;

vi. Indebtedness in respect of self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar bonds, letters of credit and completion guarantees provided by the Borrower or any Subsidiary in the ordinary course of business or obligations and workers’ compensation claims in the ordinary course of business;

vii. endorsements of negotiable instruments for collection in the ordinary course of business;

viii. Indebtedness arising under Cash Management Agreements in respect of Cash Management Services with any financial institution in which the Borrower or any of its Subsidiaries maintains a deposit account;

ix. any obligation arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Equity Interest of a Subsidiary in a transaction permitted under this Agreement;

x. Indebtedness of the Borrower or any Subsidiary assumed in connection with a Permitted Acquisition; provided that (A) such Indebtedness exists at the time of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition, (B) immediately before and after the consummation of such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing and (C) after giving effect to such Permitted Acquisition, the Leverage Ratio as of the end of the most recently ended four-fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Section 5.05(a) or (b), determined on a pro forma basis, would not exceed the Leverage Ratio as of the end of such four-fiscal quarter period;

xi. [Reserved];

xii. [Reserved];

xiii. Indebtedness in respect of Hedging Agreements designed to hedge against the Borrower’s or any Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

xiv. Indebtedness owing in connection with the financing of insurance premiums in the ordinary course of business;

xv. Indebtedness in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

xvi. Indebtedness in the form of a Guarantee by any Loan Party of any obligation (whether payment, performance or otherwise) of any other Loan Party so long as such obligation is otherwise permitted under this Agreement; and

xvii. other unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

Notwithstanding anything herein to the contrary, and for the avoidance of doubt, neither the Borrower nor any Subsidiary Guarantor will incur any Guarantee in respect of the obligations of Holdings under the Holdings Notes Documents or any refinancings of the Holdings Notes.

B. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

i. Excepted Liens;

ii. Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02 (together with any additional property or assets of the Borrower or any Subsidiary constituting (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof); provided that (i) such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder and (ii) such Liens do not extend to any other property or assets of the Borrower or its Subsidiaries;

iii. any Lien (i) created under the Loan Documents or (ii) securing Obligations of the type set forth in clause (c) of the definition thereof; provided that, in the case of this clause (ii), any such Lien does not extend to any property or assets of the Borrower or any Subsidiary other than such property and assets that constitute Collateral under the Loan Documents;

iv. [Reserved];

v. any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

vi. Liens securing Indebtedness incurred under Section 6.01(e); provided that (i) such Liens are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, construction or improvement, and (ii) such security interests do not apply to any other property or assets (other than accessions to such property or assets) of the Borrower or any Subsidiary;

vii. Consultant Overrides, the Petro Capital Overrides, and the Guggenheim Overrides;

viii. licenses of intellectual property granted by a Loan Party in the ordinary course of business and not interfering in any martial respect with the ordinary conduct of business for such Loan Party; and

ix. other Liens securing obligations not to exceed $25,000,000 in the aggregate.

C. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the sale or transfer of such property is permitted by Section 6.05 and (ii) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

D. Investments, Loans and Advances. Make or permit to remain outstanding any Investments in or to any Person, except:

i. Purchases of the Equity Interests of, or capital contributions to, any Loan Party;

ii. Investments that were Permitted Investments when made and, subject to the limits in Section 6.17, Permitted Acquisitions;

iii. Investments (i) by the Borrower or any Subsidiary in the Borrower or any Subsidiary that is a Loan Party, (ii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is also not a Loan Party, and (iii) by the Borrower or any Subsidiary in any Subsidiary that is not a Loan Party; provided that the aggregate amount of such Investments in Subsidiaries that are not Loan Parties shall not exceed $10,000,000; provided that any such Investments consisting of loans and advances shall be unsecured and, where loaned or advanced by a Subsidiary that is not a Loan Party to a Loan Party, subordinated to the Obligations on terms set forth in the Guarantee and Collateral Agreement; and Guarantees of any Indebtedness of any other Loan Party permitted to be incurred pursuant to Section 6.01;

iv. Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or (ii) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

v. loans and advances in the ordinary course of business to the officers, directors and employees of any Loan Party so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000 in the aggregate at any time outstanding;

vi. Hedging Agreements entered into in the ordinary course of business and not for speculative purposes and otherwise permitted under this Agreement;

vii. Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05;

viii. Investments of a Subsidiary acquired after the Closing Date or of a Person merged into any Loan Party in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

ix. creation of any additional Subsidiaries of any Loan Party in compliance with Section 5.14;

x. increases in net revenue interests on any Oil and Gas Properties resulting from repurchases of the Guggenheim Overrides or the Petro Capital Overrides; and

xi. additional Investments of the Borrower or any Subsidiary so long as the aggregate amount of all such Investments (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $25,000,000.

E. Mergers, Consolidations, Dispositions and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or part of its assets (whether now owned or hereafter acquired), or issue any Equity Interest in any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that this Section will not prohibit:

i. Permitted Acquisitions;

ii. the sale of inventory (including Hydrocarbons sold as produced) or the purchase and sale of supplies, materials, equipment, contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business by the Borrower or any Subsidiary;

iii. the Disposition of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary;

iv. (i) the merger or consolidation or Disposition of all of substantially all its assets of any Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) the merger or consolidation or Disposition of all of substantially all its assets of any Subsidiary into or with any Subsidiary Guarantor in a transaction in which the surviving or resulting entity is a Subsidiary Guarantor and (iii) the merger or consolidation or Disposition of all or substantially all of its assets of any Subsidiary that is not a Loan Party into any other Subsidiary that is not a Loan Party;

v. the Disposition of (i) Permitted Investments permitted by Section 6.04(b) in the ordinary course of business and (ii) Investments permitted by Section 6.04(d)(ii) and (g);

vi. the acquisition by the Borrower or any Subsidiary of interests in Oil and Gas Properties (and Subsidiaries owning Oil and Gas Properties) and gas gathering systems related thereto; and acquisitions and Dispositions by the Borrower or any Subsidiary of property pursuant to farm-out, farm-in, joint operating and area of mutual interest agreements, in each case, within the geographic boundaries of the United States of America and subject to the jurisdiction of the United States and which are usual and customary in the oil and gas exploration and production business;

vii. Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto or collection or compromises of accounts receivable;

viii. Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

ix. Dispositions of property to the Borrower or to a Subsidiary; provided that if the transferor of such property is a Loan Party or the Borrower, the transferee thereof must either be the Borrower or a Loan Party;

x. leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Borrower or any Subsidiary;

xi. Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

xii. Dispositions of funds collected for the beneficial interest of, or of the interests owned by, royalty, overriding royalty or working interest owners;

xiii. [Reserved;]

xiv. [Reserved;]

xv. Dispositions pursuant to and in accordance with the terms of the “Halcón Purchase Agreement” and the “Halcón AMI 2 Agreement”, as each such term is defined in the Constellation Agreement;

xvi. transfers of Oil and Gas Properties in exchange for Oil and Gas Properties of equal or greater value (as determined by the Borrower); and

xvii. Asset Sales by the Borrower or any Subsidiary not otherwise permitted by this Section 6.05; provided (i) no Event of Default then exists or would result therefrom, (ii) with respect to any such Asset Sale for a purchase price in excess of $10,000,000, such Asset Sale is for consideration at least 75% of which is cash or Permitted Investments (provided, however, that for the purposes of this clause (ii), each of the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Sale); (iii) such aggregate consideration is at least equal to the fair market value of the assets subject to such Asset Sale; (iv) the aggregate fair market value of all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (q) shall not exceed, (x) in any fiscal year of the Borrower, an amount equal to 10.0% of the PV-10 Value as of the end of the immediately preceding fiscal year, with unused amounts in any fiscal year being carried over to subsequent fiscal years and (y) during the term of this Agreement, 25.0% of the PV-10 Value of the Borrower and the Subsidiary Guarantors in the Initial Reserve Report in the aggregate; (v) the Net Cash Proceeds thereof are applied in accordance with Section 2.13; and (vi) the Proved Reserves Coverage Ratio, determined on a pro forma basis to exclude all PV-10 Value of the Borrower’s and the Subsidiary Guarantors’ Proved Reserves being disposed of in such Asset Sale and calculated as of the last day of the most recently ended fiscal year or the immediately preceding June 30, as applicable, shall be no less than 2.00 to 1.00.

To the extent any Collateral is Disposed of as expressly permitted by this Section 6.05 to any Person other than the Borrower or any Subsidiary Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents without further action by the Administrative Agent, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

F. Restricted Payments. Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that

i. any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

ii. the Borrower and each Subsidiary may declare and make dividend payments or other distributions to the extent payable in the Equity Interests (other than Disqualified Stock not otherwise permitted by Section 6.01 or such dividend payments or distributions that would cause a Change in Control) of such Person;

iii. so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may declare or make, or agree to declare or make any Restricted Payment; provided that, (i) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Leverage Ratio would be no greater than 4.00 to 1.00 and (ii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower pursuant to this Section 6.06(c) does not exceed the sum of (x) $10,000,000 in any fiscal year and $20,000,000 in the aggregate during the term of this Agreement, plus (y) up to 100% of the aggregate amount of the Net Cash Proceeds of Equity Issuances by or other cash contributions to the capital of the Borrower after the Closing Date (other than Disqualified Stock and Equity Issuances made pursuant to Section 7.02) and Not Otherwise Applied;

iv. so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings the proceeds of which are used to repurchase the Equity Interests of Holdings or any Parent Entity owned by employees of Holdings, any Parent Entity, the Borrower or the Subsidiaries or make payments to employees of Holdings, any Parent Entity the Borrower or the Subsidiaries in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $7,500,000 in any fiscal year;

v. the Borrower may make Restricted Payments to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity not to exceed $7,500,000 in any fiscal year, (ii) reasonable and necessary fees and expenses related to any public offering or private placement of equity securities or debt (including any debt securities or bank loans) of, or any other transaction permitted to be undertaken pursuant to Section 6.21 by, Holdings or any Parent Entity whether or not consummated, (iii) fees and expenses (other than Taxes) incurred in connection with the maintenance of its (or its Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) amounts necessary to enable Holdings to satisfy interest payment obligations in respect of the Holdings Notes when due, not to exceed amounts contemplated by the Holdings Notes Documents (as in effect on the Closing Date), (v) payments permitted by Section 6.08, and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, directors, officers and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that (a) in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings, or another Parent Entity) and (b) all Restricted Payments made to Holdings pursuant to this Section 6.06(e) are used by Holdings for the purposes specified herein within thirty (30) days after Holdings’ receipt thereof; and

vi. with respect to any taxable period for which Holdings or any Parent Entity files, as common parent, a consolidated, combined, affiliated or unitary income Tax return that includes Borrower (a “Consolidated Return”), Borrower may make Restricted Payments to Holdings or such Parent Entity (as applicable) in such amounts as shall be required by such common parent to pay the Tax liability due with respect to such Consolidated Return to the extent such Tax liability is directly attributable to the income of Borrower and the Subsidiaries included in such Consolidated Return (the “Borrower Consolidated Group”), but only to the extent the Borrower and the Subsidiaries have not otherwise made Restricted Payments or any other distributions or payments to satisfy such Tax liability (“Borrower Group Payments”); provided that the amount of Restricted Payments permitted under this clause with respect to any taxable period shall not exceed (x) the amount that the Borrower Consolidated Group would be required to pay in respect of U.S. federal, state and/or local income Taxes for such taxable period, determined taking into account any available net operating loss carryovers or other tax attributes of the Borrower Consolidated Group, as if the Borrower Consolidated Group filed a separate consolidated, combined, affiliated or unitary income Tax return, reduced by (y) any applicable Borrower Group Payments.

G. Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary except:

i. restrictions and conditions imposed by law or by any Loan Document or any other debt permitted hereunder;

ii. customary restrictions and conditions contained in agreements relating to a Disposition pending such Disposition, provided such restrictions and conditions apply only to the assets that are to be sold and such sale is permitted hereunder;

iii. restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

iv. customary provisions in leases and other contracts restricting the assignment thereof;

v. restrictions or conditions imposed by any agreement existing on the date hereof and listed on Schedule 6.07;

vi. restrictions or conditions which are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions or conditions were not created solely in contemplation of such Person becoming a Subsidiary, or are imposed by any permitted amendment, renewal, extension or refinancing of any such restriction or condition so long as the terms of any such amendment, renewal, extension or refinancing, taken as a whole, are not materially more restrictive (in the reasonable good faith determination of the Borrower) than such restriction or condition;

vii. restrictions or conditions which are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04 and applicable solely to such joint venture entered; and

viii. customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

H. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions (or series of related transactions) with, any of its Affiliates unless such transaction (or series of related transactions) is at prices and on terms and conditions no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained on an arm’s-length basis from unrelated third parties; provided that this Section 6.08 will not prohibit:

i. the Transactions;

ii. any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower or any Subsidiary in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower or any Subsidiary in the ordinary course of business; and customary obligations under any employment agreement entered into the ordinary course of business, and the payment of customary compensation to, and the reimbursement of expenses of, employees, officers or directors in the ordinary course of business;

iii. benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans, in each case in the ordinary course of business; any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans and the granting and performance of registration rights approved by the board of directors of the Borrower;

iv. Investments, Restricted Payments and other transactions expressly permitted by Article VI;

v. transactions specified on Schedule 6.08;

vi. transactions among the Loan Parties; and

vii. the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity and assets incidental to the ownership of the Borrower and its Subsidiaries)).

I. Business of Borrower and Subsidiaries; International Operations. (a) Engage to any material extent in any business or business activities other than the businesses engaged in by the Loan Parties on the Closing Date (after giving effect to the consummation of the Acquisition) and business activities reasonably incidental thereto within the geographical boundaries of the United States and subject to the jurisdiction of the United States or any business reasonably related, ancillary or complimentary thereto (including, without limitation, the exploration, development and production of Hydrocarbons); or (b) acquire or organize, directly or indirectly, any Foreign Subsidiaries.

J. Certain Amendments and Modifications; Other Indebtedness.

i. Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of the Subsidiaries is outstanding other than waivers, supplements, modifications, amendments, terminations or releases that do not materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse in any material respect to any Agent or the Lenders and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such waiver, supplement, modification, amendment, termination or release.

ii. Waive, supplement, modify or amend any Material Contract, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect, and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such waiver, supplement, modification or amendment.

iii. Waive, supplement, modify or amend of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect, and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such waiver, supplement, modification or amendment.

iv. Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest (or settlement payments in respect of Hedging Agreements) as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness that is or is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents except (i) the conversion of any such Indebtedness to Equity Interests (other than Disqualified Stock) of Holdings, (ii) refinancings of Indebtedness permitted by Section 6.01 and (iii) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

K. [Reserved].

L. Maximum Leverage Ratio. Permit the Leverage Ratio as of the last day of any period of four consecutive fiscal quarters ending on any date set forth below, commencing with the period ending December 31, 2014 to be greater than the ratio set forth opposite such period below:

Date	Ratio
December 31, 2014	4.50 to 1.00
March 31, 2015	4.50 to 1.00
June 30, 2015	4.50 to 1.00
September 30, 2015	4.50 to 1.00
December 31, 2015 and the last day of each fiscal quarter thereafter	3.00 to 1.00

M. [Reserved].

N. Fiscal Year. With respect to the Borrower and its Consolidated Subsidiaries, change their fiscal year-end to a date other than December 31.

O. Hedging Agreements. Enter into any commodity Hedging Agreement (a) with any Person other than an Approved Counterparty, (b) for notional volumes which, when aggregated with other commodity Hedging Agreements then in effect other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedging Agreements, exceed, as of the date such Hedging Agreement is executed, 80% of the sum of (x) Forecasted Proved Reserve Production and (y) reasonably forecasted production from Proved Reserves not reflected in the most recent Reserve Report delivered pursuant to this Agreement, for the first 24-month period following such date, it being understood that such Hedging Agreement may have a term beyond 24 months or (c) for speculative purposes or for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the operations of the Loan Parties.

P. Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.

Q. Limitation on Leases. Create, incur, assume or suffer to exist any obligation for the payment of rent or hire of property of any kind whatsoever (real or personal but excluding Capital Lease Obligations, leases of drilling rigs in the ordinary course of business and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $10,000,000 in any period of twelve consecutive calendar months during the life of such leases.

R. Sale or Discount of Receivables. Discount or sell (with or without recourse) any of its notes receivable or accounts receivable except for receivables obtained by the Borrower or any Subsidiary outside of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction.

S. Gas Balancing Agreements and Advance Payment Contracts. Other than as set forth on Schedule 3.26, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor exceeding five percent (5.0%) or more of the average monthly production of Hydrocarbons (with such average calculated with respect to the twelve (12) months most recently completed prior to any date of determination) produced from such Oil and Gas Properties in the aggregate.

T. Marketing Activities. Engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business, and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties either (A) (x) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (y) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto or (B) are cancelable on 120 days’ notice or less without penalty or detriment.

U. Holdings Covenants. Holdings covenants and agrees with each Lender that, until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing,

(a) Holdings will not (i) conduct, transact or otherwise engage in any active trade or business or operations other than through the Borrower and its Subsidiaries (and, for the avoidance of doubt, through Persons or assets that are the subject of clause (III) of the proviso below) or (ii) own or hold any assets (other than the Equity Interests of the Borrower and H2 Midstream LLC, cash and Permitted Investments and any immaterial assets) or incur any liabilities (other than its Guarantee in respect of the Obligations and its obligations pursuant to the Security Documents, liabilities under the Chesapeake Note, liabilities under the Holdings Notes Documents and this Section 6.21, immaterial liabilities and liabilities incurred in connection with the maintenance of its (or its Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the Borrower (including the payment of taxes and similar administrative expenses associated with being a holding company, the participation in tax, accounting and other administrative matters as a member of the consolidated group including Holdings and the Borrower, and the indemnification of officers and directors)); provided that this clause (a) shall not prohibit Holdings from (I) making any public offering of its common stock or any other issuance of its Equity Interests not constituting a Change in Control, (II) engaging in financing activities, including the issuance of securities, incurrence of debt, payment of dividends, distributions, redemptions, repurchases, retirements or other acquisitions for value of its Equity Interests, contributions to the capital of the Borrower and its Subsidiaries and Guarantees of the obligations of the Borrower and its Subsidiaries, (III) making Investments and otherwise acquiring, constructing or improving assets (and any subsequent Disposition of any such Investments or assets) (provided that the aggregate amount expended by Holdings on such Investments, acquisitions, constructions and improvements shall not exceed (A) prior to a

Qualified IPO, $75,000,000, and (B) during the term of this Agreement, $150,000,000), (IV) engaging in activities necessary or advisable to consummate the Transactions (including the payment of Transaction Costs) or (V) engaging in activities incidental or reasonably related to the activities permitted by this Section 6.21;

(b) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in clauses (a), (c) or (h) of the definition of “Excepted Lien”) on any of the Equity Interests issued by the Borrower;

(c) not later than the fifth Business Day following the receipt of the Net Cash Proceeds of a Qualified IPO, Holdings shall apply such Net Cash Proceeds to the repayment in full of the Chesapeake Note (if still outstanding on such date); and

(d) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that so long as no Default exists or would result therefrom, Holdings may merge, amalgamate or consolidate with or into any other person or otherwise convey, sell, assign or transfer all or substantially all of its assets or property; provided that Holdings shall be the continuing or surviving person or, in the case of a merger, amalgamation, consolidation, conveyance, sale, assignment or transfer where Holdings is not the continuing or surviving person (i) the person formed by or surviving any such merger, amalgamation or consolidation or the person into which Holdings has been or to which Holdings has transferred such shall be organized under the laws of a state in the United States and shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (and the Administrative Agent, if it so requests, shall receive a legal opinion from outside counsel to the survivor reasonably satisfactory to the Administrative Agent) and (ii) thereafter, such person will succeed to, and be substituted for, Holdings under this Agreement for all purposes.

7.

Events of Default

A. Events of Default. In case of the happening of any of the following events (“Events of Default”):

i. any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

ii. default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

iii. default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

iv. default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (solely with respect to the existence of the Borrower), 5.03 (with respect to the requirement to maintain insurance set forth therein), 5.06(a) or 5.09 or in Article VI; provided that any Event of Default under Section 6.12 is subject to cure as contemplated by Section 7.02;

v. default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of a Responsible Officer of the Borrower; provided, however, that if the Borrower fails to deliver any financial statements, certificates or other information within the time period required by Sections 5.05, 5.06 (other than Section 5.06(a)), 5.13, 5.14, 5.15 or 5.16 and subsequently delivers such financial statements, certificates or other information as required by such Sections prior to acceleration or the exercise of any remedy by the Lenders, then such Event of Default shall be deemed to have been cured without any further action by the Administrative Agent or Lenders;

vi. Holdings, the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (including becoming due prior to its scheduled maturity, and after any applicable grace period with respect thereto), or (ii) default in the observance or performance of any other agreement or condition contained in any agreement governing any Material Indebtedness or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause, with the giving of notice, if required, such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness that is permitted hereunder;

vii. an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary, or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

viii. Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iii) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) make a general assignment for the benefit of creditors, (v) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vi) take any action for the purpose of effecting any of the foregoing;

ix. one or more final judgments for the payment of money shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment and, in each case, such judgment is for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding);

x. an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $25,000,000; or

xi. any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

xii. the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto, or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement or the Security Documents and except to the extent that any such loss of perfection or priority results from the failure of either of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not disputed coverage, or the Borrower or any Guarantor or any of their Affiliates shall so state in writing; or

xiii. there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, shall the Required Lenders so direct, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with the Applicable Premium, accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with the Applicable Premium, accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

B. Borrower’s Right to Cure. i. Notwithstanding anything to the contrary contained in Section 7.01, but subject to Section 7.02(c), in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of the covenant set forth in Section 6.12 (the “Financial Performance Covenant”) at the end of any fiscal quarter, until the expiration of the 20th day subsequent to the date the certificate calculating the Leverage Ratio is required to be delivered pursuant to Section 5.05(c) with respect to such fiscal quarter, the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure_Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the Financial Performance Covenant shall be recalculated on a pro forma basis such that Consolidated EBITDAX is increased for such fiscal quarter (and future four fiscal quarter periods which include such fiscal quarter), solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount.

ii. If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, then the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of the Loan Documents.

iii. Notwithstanding anything herein to the contrary, (i) in each period of four fiscal quarters there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right may not be exercised more than five times in the aggregate during the term of this Agreement and (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.

8.

The Administrative Agent and the Collateral Agent; Etc.

A. Appointment and Authority. Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Lenders with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

B. Rights as a Lender. The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

C. Exculpatory Provisions. i. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (iii) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the institution serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.

(a) No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender.

(b) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

D. Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

E. Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents (other than a Disqualified Lender) appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the applicable Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

F. Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor (which shall not be a Disqualified Lender). If no successor shall have been so appointed by the Required Lenders (with the consent of the Borrower, if applicable) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, but shall not be a Disqualified Lender. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

G. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

H. No Other Duties. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers is named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither of the Arrangers in their capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

I. Collateral and Guaranty Matters. (a) The Secured Parties irrevocably authorize the Collateral Agent,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments, termination of all Hedging Agreements with Approved Counterparties that are secured by the Liens on the Collateral (other than Hedging Agreements with any Approved Counterparty with respect to which other arrangements satisfactory to the Approved Counterparty and the applicable Loan Party have been made), and payment in full of all Obligations (other than (A) obligations under Hedging Agreements and obligations under Cash Management Agreements not yet due and payable and (B) indemnification obligations not yet due and payable of which the Borrower has not received a notice of potential claim), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) if approved, authorized or ratified in writing by the Required Lenders; and

(ii) to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(b) Upon request by the Collateral Agent at any time, the Secured Parties will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 8.09. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this Section 8.09.

9.

Miscellaneous

A. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

i. if to the Borrower, to it at Energy & Exploration Partners, LLC, Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102, Attention of Brian Nelson, Email: bnelson@enxp.com;

ii. if to Holdings or any Subsidiary, to it in care of the Borrower at the address set forth above;

iii. if to the Administrative Agent, to Credit Suisse, Agency Manager, Eleven Madison Avenue, New York, NY 10010, Fax No. 212-322-2291, Email: agency.loanops@credit-suisse.com;

iv. if to the Collateral Agent, to it at Credit Suisse, Eleven Madison Avenue, 23rd Floor, New York, NY 10010, Attention: Loan Operations – Boutique Management, Telephone No.: (212) 538-3525, Email: Ops-collateral@credit-suisse.com; and

v. if to a Lender, to it at its address (or fax number) set forth in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Credit Facility and (3) all information delivered pursuant to Sections 5.05(a), (b) and (c).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

B. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the

Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

C. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

D. Successors and Assigns. i. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Lenders or the other Secured Parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Notwithstanding the foregoing, when (i) any Secured Party assigns or otherwise transfers any interest held by it under any Hedging Agreement to any other Person pursuant to the terms of such agreement, or (ii) any Secured Party transfers any Cash Management Agreement to any other Person, in each case, that other Person shall thereupon become vested with all the benefits held by such Secured Party under this Agreement and the other Loan Documents only if such Person is also then a Lender, an Arranger, an Agent, an Affiliate of a Lender, an Affiliate of an Arranger, or an Affiliate of a Lender or, in the case of clause (i) only, a Secured Non-Lender Hedge Provider.

ii. Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of (x) the Administrative Agent (other than with respect to assignments (I) pursuant to Section 9.04(k) or 9.04(l) or (II) to a Lender, an Affiliate of a Lender or a Related Fund, and not to be unreasonably withheld or delayed) and (y) the Borrower (other than during the continuance of an Event of Default pursuant to Section 7.01(b), (c), (g) or (h), and other than with respect to assignments to a Lender, an Affiliate of a Lender or a Related Fund, and not to be unreasonably withheld or delayed) (provided that the Borrower shall be deemed to have consented to any assignment unless the Borrower has objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof); provided, however, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable Tax forms required to be provided under Section 2.20(e). Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but, together with all related Indemnitees, shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

iii. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will, independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

iv. Notwithstanding Section 8.03, the Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

v. Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable Tax forms required to be provided under Section 2.20(e), the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

vi. Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than a Disqualified Lender) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such Participant hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such Participant has an interest, increasing or extending the Commitments in which such Participant has an interest or releasing all or substantially all of the value of the Guarantees of the Obligations or all or substantially all of the Collateral). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(e) (it being understood that the documentation required under Section 2.20(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.04; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. If the Borrower reasonably believes that a participation has been sold by a Lender to a Disqualified Lender, the applicable Lender shall provide (upon receipt of a written request from the Borrower) written confirmation to the Borrower either (1) confirming that no participations have been sold by such Lender to any Disqualified Lender or (2) identifying the applicable Disqualified Lender to which it has sold a participation.

vii. Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or Participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or Participant or proposed assignee or Participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

viii. Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall (i) release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto or (ii) be permitted to be made to any Disqualified Lender.

ix. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.

Each Granting Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each SPV to which it grants an option pursuant to this Section 9.04(i) and the principal amounts (and stated interest) of any Loan or portion thereof provided to the Borrower by such SPV (the “SPV Register”); provided that no Lender shall have any obligation to disclose all or any portion of the SPV Register (including the identity of any SPV or any information relating to an SPV’s interest in any Commitments or Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the SPV Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the SPV Register as the owner of the relevant interest for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any SPV Register. The Borrower agrees that each SPV shall be entitled to the benefits of Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(e) (it being understood that the documentation required under Section 2.20(e) shall be delivered to the Granting Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such SPV (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.04; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.20, with respect to any Loan, than its Granting Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the SPV acquired the applicable Loan. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

x. The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

xi. Notwithstanding anything to the contrary contained in this Agreement, (i) any Lender may, at any time, assign all or any portion of its Loans to Holdings or the Borrower and (ii) Holdings and the Borrower may, from time to time, purchase Loans, in each case, on a non-

pro rata basis through (x) Dutch auction procedures open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent or (y) open market purchases; provided that in connection with any assignment and purchase pursuant to this Section 9.04(k):

(A) no Event of Default shall have occurred and be continuing at the time of such assignment or shall result therefrom;

(B) any Loans purchased by Holdings or the Borrower shall, without further action by any Person, be deemed canceled and no longer outstanding (and may not be resold) for all purposes of this Agreement and all other Loan Documents, including, but not limited to (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (iii) the determination of Required Lenders (it being understood and agreed that (x) any gains or losses by the Borrower upon any such purchase and cancelation of Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and Consolidated EBITDAX and (y) any such purchase of Loans pursuant to this Section 9.04(k) shall not constitute a voluntary prepayment of Loans for purposes of this Agreement);

(C) Holdings or the Borrower, as applicable, shall not have any material non-public information that either (i) has not been disclosed in writing to the assigning Lender (other than any such Lender that does not wish to receive material non-public information) on or prior to the date of any assignment to Holdings or the Borrower or initiation of a Dutch auction by Holdings or the Borrower or (ii) if not disclosed to such Lender, could reasonably be expected to have a material effect upon, or otherwise be material to, (x) a Lender’s decision to make such assignment or (y) the market price of the Loans, in each case except to the extent that such Lender has entered into a customary “big boy” letter with Holdings or the Borrower, as applicable;

(D) the assigning Lender and Holdings or the Borrower, as applicable, shall execute and deliver to the Administrative Agent a Borrower Purchase Assignment and Acceptance in lieu of an Assignment and Acceptance; and

(E) the aggregate principal amount of Loans purchased by the Borrower and Holdings through open market purchases pursuant to this Section 9.04(k) shall not exceed $200,000,000 during the term of this Agreement.

In connection with any Loans purchased and canceled pursuant to this Section 9.04(k), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancelation.

xii. (i) Notwithstanding anything to the contrary contained in this Agreement, any Lender may, at any time, assign all or any portion of its Loans to any Person who is or, after giving effect to such assignment, would be, an Affiliated Lender (without the consent of any Person but subject to acknowledgement by the Administrative Agent (which acknowledgement shall be provided promptly therefor) and the Borrower); provided that:

(A) the Affiliated Lender shall not have any material non-public information that either (i) has not been disclosed in writing to the assigning Lender (other than any such Lender that does not wish to receive material non-public information) on or prior to the date of any assignment to such Affiliated Lender or (ii) if not disclosed to such Lender, could reasonably be expected to have a material effect upon, or otherwise be material to, (x) a Lender’s decision to make such assignment or (y) the market price of the Loans, in each case except to the extent that such Lender has entered into a customary “big boy” letter with the Affiliated Lender, as applicable;

(B) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Acceptance in lieu of an Assignment and Acceptance; and

(C) after giving effect to such assignment, the aggregate principal amount of Loans held at any one time by Affiliated Lenders shall not exceed 25% of the aggregate principal amount of all Loans outstanding at such time under this Agreement.

Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) (or receive notice of any such meetings or discussions) among the Administrative Agent and/or the Lenders to which representatives of the Loan Parties are not invited or (B) receive any information or materials prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or any representative of any Loan Party (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans).

Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its pro rata share of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) is of the type described in Sections 9.08(b)(i), 9.08(b)(ii) or 9.08(b)(iii) to the extent that such Affiliated Lender is directly and adversely affected thereby in its capacity as a Lender and (y) by its terms does not treat the Affiliated Lender on the same or better terms than any other Lender; and in furtherance of the foregoing the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 9.04(l).

Each Affiliated Lender, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Acceptance shall provide a confirmation that, if any Loan Party shall be subject to any bankruptcy proceeding, (A) such Affiliated Lender (in its capacity as such) shall not take any step or action in such bankruptcy proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (a “Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (B) with respect to any matter requiring the vote of Lenders during the pendency of a bankruptcy proceeding (including voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (iii) above, so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (iv), and the related provisions set forth in each Affiliated Lender Assignment and Acceptance, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Debtor Relief Law applicable to such Loan Party.

xiii. The Lenders hereby consent to the transactions described in Sections 9.04(k) and (l) and acknowledge that purchases made by Holdings or the Borrower pursuant to Section 9.04(k) may result in the retirement of Loans on a non-pro rata basis among the Lenders. The Lenders further acknowledge that any payment made to a Lender in connection with a transaction described in Section 9.04(k) or (l) is solely for the account of such Lender and no ratable sharing of such proceeds is required under this Agreement or any other Loan Document.

xiv. Notwithstanding anything else to the contrary in this Section 9.04 or this Agreement, each of the parties hereto acknowledges and agrees that the Administrative Agent (x) shall not have any responsibility or obligation to determine whether any Lender or any potential assignee is a Disqualified Lender and (y) shall not have any liability with respect to any assignment or participation made to, or information shared with, a Disqualified Lender.

E. Expenses; Indemnity. i. The Borrower agrees to pay (1) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the syndication of the Credit Facility and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), including the reasonable and documented fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent and reasonably necessary special counsel (and, if necessary, by a firm of local counsel in each relevant jurisdiction and in the case of an actual or reasonably perceived conflict of interest, one additional firm of counsel to the affected Lenders), and (2) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of one counsel and reasonably necessary special counsel (and, if necessary, a firm of local counsel in each relevant jurisdiction and in the case of an actual or reasonably perceived conflict of interest, one additional firm of counsel to each group of similarly affected Lenders (or the Administrative Agent or Collateral Agent, if applicable)).

ii. The Borrower agrees to indemnify the Arrangers, the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable, documented and invoiced counsel fees, charges and disbursements (such counsel to be limited to one firm of counsel for all Indemnitees taken as a whole, and reasonably necessary special counsel for all Indemnitees taken as a whole (and, if necessary, one firm of local counsel in each relevant jurisdiction for all such Indemnitees taken as a whole) and, in the case of an actual or reasonably perceived conflict of interest where the Indemnitee or Indemnitees affected by such conflict informs the Borrower of such conflict, one additional counsel and reasonably necessary special counsel to each group of similarly affected Indemnitees taken as a whole (and, if necessary, one firm of local counsel in each relevant jurisdiction to each such group of similarly affected Indemnitees), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any other Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not (x) as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee or any of such Indemnitee’s officers or employees or (y) be available in respect of any proceeding not arising out of an act or omission by the Borrower or its affiliates that is brought by an Indemnitee against any other Indemnitee (other than disputes involving claims against the Administrative Agent or any Arranger (or any of their respective Affiliates) in their respective capacities or in fulfilling their roles as such or any other similar role with respect to this Agreement and the Credit Facility to the extent such Person is otherwise entitled to indemnification hereunder). This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, or damages arising from any non-Tax claims.

iii. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of outstanding Loans (in each case, determined as if no Lender were a Defaulting Lender).

iv. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

v. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable within ten days following written demand therefor.

F. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

G. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

H. Waivers; Amendment. i. No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they may otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

ii. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly affected thereby, it being understood that (x) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (y) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest pursuant to Section 2.07, (ii) increase or extend the Commitment or decrease the amount of (it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender), or extend the date for, payment of any Fees or Applicable Premium of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or (other than in a transaction permitted under Section 6.05) release all or substantially all of the value of the Guarantees or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or (v) amend or modify the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent. No Secured Party shall have any voting rights under this Agreement or any other Loan Document as a result of (a) the existence of obligations owed to it under Hedging Agreements or Cash Management Agreements or (b) its being a beneficiary of the indemnification obligations undertaken by any Loan Party hereunder or thereunder.

iii. The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

I. Interest Rate Limitation. Notwithstanding any provision herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”) shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

J. Entire Agreement. This Agreement, the other Loan Documents and any written agreement regarding the payment of Fees constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Arrangers and the Related Parties of each of the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders and the other Secured Parties) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

K. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

L. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

M. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

N. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

O. Jurisdiction; Consent to Service of Process. i. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

ii. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

iii. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

P. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners) (subject to prompt notice to the Borrower thereof to the extent not prohibited by law, rule or regulation prior to disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar compulsory legal process (subject to prompt notice to the Borrower thereof to the extent not prohibited by law, rule or regulation prior to disclosure), (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or Participant in (in each case, other than a Disqualified Lender) any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations (in each case, other than a Disqualified Lender) as designated by the Borrower, (f) on a confidential basis to (i) any rating agency in connection with rating the Borrower or any of its respective Subsidiaries or the Credit Facility hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or (iii) market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration, settlement and management of this Agreement and the Loan Documents, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. For the avoidance of doubt, in no event shall any disclosure of Information be made to any Disqualified Lender. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Q. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable. The provisions of this Section 9.17 are for the sole benefit of the Administrative Agent, the Collateral Agent and the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

R. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.

S. [Reserved].

T. Secured Hedging Agreements. For the avoidance of doubt, no Person that is a Secured Party hereunder pursuant to clause (d) of the definition of “Secured Party” (for purposes of this Section 9.20, a “Secured Hedge Provider”) and obtains the benefits of (x) Section 7.04 of the Guarantee and Collateral Agreement, (y) the guarantee provided for therein or (z) the Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender. Notwithstanding any other provision of Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Hedging Agreements between a Loan Party and a Secured Hedge Provider unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Hedge Provider and the Borrower.

[Signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENERGY & EXPLORATION PARTNERS, LLC

By:	/s/ B. Hunt Pettit
Name:	B. Hunt Pettit
Title:	President and CEO

SOLELY WITH RESPECT TO SECTION 6.21, ENERGY & EXPLORATION PARTNERS, INC.

By:	/s/ B. Hunt Pettit
Name:	B. Hunt Pettit
Title:	President and CEO

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

[Signature Page – Credit Agreement]

Schedule 1.01(a)

Subsidiary Guarantors

Energy & Exploration Partners Operating, LP, a Texas limited partnership

Energy & Exploration Partners Operating GP, LLC, a Texas limited liability company

Schedule 1.01(b)

Material Contracts

Purchase and Sale Agreement

1.	Purchase and Sale Agreement dated August 23, 2012 by and between Energy & Exploration Partners, LLC and CEU Huntsville, LLC as amended by the First Amendment to Purchase and Sale Agreement dated September 28, 2012 by and between Energy & Exploration Partners, LLC and CEU Huntsville, LLC.

2.	Purchase and Sale Agreement dated June 13, 2014 by and between TreadStone Energy Partners, LLC, as seller, and Energy & Exploration Partners, LLC, as buyer.

Other

1.	Letter Agreement dated June 26, 2012, among Petro Capital XXV, LLC, Energy & Exploration Partners, LLC, Energy & Exploration Partners, LP and North American Shale Investment Fund, LP.

2.	Equity Kicker Letter dated as of June 26, 2012 among the Energy & Exploration Partners, LLC and Guggenheim Corporate Funding, LLC amended by First Amendment to Equity Kicker Letter dated July 11, 2012 among the Energy & Exploration Partners, LLC and Guggenheim Corporate Funding, LLC.

Schedule 2.01

Lenders and Commitments

Lender	Commitment
Credit Suisse AG, Cayman Islands Branch	$775,000,000
TOTAL	$775,000,000

Schedule 3.08

Subsidiaries

A. Exact legal name of each Subsidiary.

Energy & Exploration Partners Operating, LP

Energy & Exploration Partners Operating GP, LLC

B. Ownership percentage of each Loan Party.

1) Ownership of Energy & Exploration Partners Operating, LP

Energy & Exploration Partners, LLC is a limited partner of Energy & Exploration Partners Operating, LP (99%).

Energy & Exploration Partners Operating GP, LLC is the general partner of Energy & Exploration Partners Operating, LP (1%).

2) Ownership of Energy & Exploration Partners Operating GP, LLC

Energy & Exploration Partners, LLC is the sole member of Energy & Exploration Partners Operating GP, LLC (100%).

C. Jurisdiction of organization of each Subsidiary.

Energy & Exploration Partners Operating GP, LLC - Texas

Energy & Exploration Partners Operating, LP - Texas

D. Chief executive office for all Subsidiaries.

Two City Place, 100 Throckmorton, Suite 1700, Fort Worth, Texas 76102

Schedule 3.09

Litigation

None.

Schedule 3.14

Payment of Taxes

Taxes owed with respect to Holdings’ 2012 Federal Income Tax Return. The estimated amount of federal taxes payable by Holding’s consolidated group for 2012 is approximately $0.322 million excluding interest and penalties. On or about September 15, 2013, Holdings timely filed its 2012 Federal Income Tax Return, which showed such amount is due but it did not pay the taxes shown as due on the return because Holdings planned to net its 2012 taxable income against the net operating losses that it anticipated generating during its 2013 tax year. Holdings generated $39.3 million in net operating losses for 2013, which is sufficiently large enough to fully offset the 2012 taxable income for regular tax purposes but anticipates that annual limitations on the ability to carry back alternative minimum tax losses will leave approximately $0.322 million in balance due related to AMT or Alternative Minimum Tax. Near the end of 2013, Holdings was contacted by the IRS regarding the status of its 2012 tax payment. Holdings’ tax advisor informed the IRS that Holdings plans to net its 2012 taxable income against its 2013 net operating losses. Holdings is unaware of anything that may prevent Holdings from such offset, and to Holdings’ knowledge, the IRS has not disputed the amount shown on the 2012 tax returns. On February 7, 2013, the IRS granted Holdings a hold until April 7, 2014 on collection efforts and during 2014 additional extensions of time have been granted. Holdings filed its 2013 tax return as well as its carry back claim during the last week of May 2014 in order to offset the balance of regular tax due on its 2012 return and the IRS is currently processing the return information and has granted an additional extension of time while it processes the return information. Holdings expects that the total interest and penalties with respect to the 2012 tax returns to be $1.75 million as of March 31, 2014. Holdings has previously paid $500,000 of this total to the IRS, and it will request a waiver of the penalty for approximately $475,000, but there is no guarantee that the waiver will be granted. In the event that the waiver is fully denied, Holdings will pay an additional $1.25 million for interest and penalties with respect to its 2012 returns. If the waiver is fully granted it will pay an additional $775,000 for interest with respect to its 2012 returns. The failure to make either payment will not result in a Material Adverse Effect.

Schedule 3.17

Environmental Matters

None.

Schedule 3.18

Insurance

[See Attached]

Schedule 3.19(a)

Filing Offices

Filing of UCC-1 Financing Statements with respect to the Collateral with the Secretary of State of the state set forth below opposite each Loan Party’s name:

Loan Party	State(s)

Energy & Exploration Partners, Inc.	Delaware

Energy & Exploration Partners, LLC	Delaware

Energy & Exploration Partners Operating, LP	Texas

Energy & Exploration Partners Operating GP, LLC	Texas

Schedule 3.19(b)

Mortgage Filing Offices

Grimes County, Texas

Leon County, Texas

Madison County, Texas

Houston County, Texas

Schedule 3.24

Marketing Contracts

Gas Gathering Contract (North Zulch) dated January 1, 2012 between Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc., and Chesapeake Exploration L.L.C., collectively as Producer, and Texas Midstream Gas Services, L.L.C., as Gatherer

Gas Purchase and Gas Processing Contract dated June 1, 2011 between ETC Texas Pipeline, LTD. and Chesapeake Energy Marketing, Inc. and Chesapeake Exploration L.L.C.

Individual Transaction Confirmation to Gas Purchase and Gas Processing Contract Between Chesapeake Energy Marketing, Inc., Chesapeake Exploration, L.L.C. and ETC Texas Pipeline, LTD. dated June 1, 2011

Amendment to Gas Purchase and Gas Processing Contract and Individual Transaction Confirmation effective August 1, 2013 by ETC Texas Pipeline, Ltd., Energy & Exploration Partners LLC, and SEI Energy, LLC.

Amendment to Individual Transaction Confirmation effective January 1, 2014 by ETC Texas Pipeline, Ltd., Energy & Exploration Partners LLC, and SEI Energy, LLC

Individual Transaction Confirmation to Gas Purchase and Gas Processing Contract between SEI Energy, LLC, Energy & Exploration Partners, LLC and ETC Texas Pipeline, LTD. dated November 1, 2013

Gas Gathering Agreement by and between Halcón Field Services, LLC, Energy and Exploration Partners, LLC and SEI Energy, LLC effective November 1, 2013

Gas Gathering Contract between Energy & Exploration Partners, LLC, SEI Energy, LLC and BSR Gas Marketing, Ltd. effective October 4, 2013

Gas Gathering Processing & Marketing Agreement dated November 7, 2012, by and between Canyon Midstream Partners, LLC and TreadStone Energy Partners, LLC.

Schedule 3.25

Hedging Agreements

Trade Date	Underlying	Market	Trade Type	Price	Strike	Qty Rate	Units	Qty Frequency	Total Qty	Start Date	End Date	Counterparty	Settled	Margin
30-Oct-13	Argus LLS	Crude	Fixed Swap	97.5		-100	bbl	calendar day	-36,500	1-Jan-14	31-Dec-14	BP	Monthly	None
4-Nov-13	Argus LLS	Crude	Fixed Swap	95.15		-150	bbl	calendar day	-54,750	1-Jan-14	31-Dec-14	BP	Monthly	None
5-Nov-13	Argus LLS	Crude	Fixed Swap	95.2		-150	bbl	calendar day	-54,750	1-Jan-14	31-Dec-14	BP	Monthly	None
6-Dec-13	Argus LLS	Crude	Fixed Swap	98.15		-100	bbl	calendar day	-36,500	1-Jan-14	31-Dec-14	Macquarie	Monthly	None
30-Oct-13	Argus LLS	Crude	Asian Floor	0	82	100	bbl	calendar day	36,500	1-Jan-15	31-Dec-15	BP	Monthly	None
30-Oct-13	Argus LLS	Crude	Asian Cap	0	99.6	-100	bbl	calendar day	-36,500	1-Jan-15	31-Dec-15	BP	Monthly	None
4-Nov-13	Argus LLS	Crude	Asian Floor	0	80	100	bbl	calendar day	36,500	1-Jan-15	31-Dec-15	BP	Monthly	None
4-Nov-13	Argus LLS	Crude	Asian Cap	0	97.25	-100	bbl	calendar day	-36,500	1-Jan-15	31-Dec-15	BP	Monthly	None
31-Oct-13	Argus LLS	Crude	Asian Floor	0	72	100	bbl	calendar day	36,600	1-Jan-16	31-Dec-16	BP	Monthly	None
31-Oct-13	Argus LLS	Crude	Asian Cap	0	101.6	-100	bbl	calendar day	-36,600	1-Jan-16	31-Dec-16	BP	Monthly	None
4-Nov-13	Argus LLS	Crude	Asian Floor	0	71.5	100	bbl	calendar day	36,600	1-Jan-16	31-Dec-16	BP	Monthly	None
4-Nov-13	Argus LLS	Crude	Asian Cap	0	99.25	-100	bbl	calendar day	-36,600	1-Jan-16	31-Dec-16	BP	Monthly	None
19-Feb-14	NYMEX WTI	Crude	Fixed Swap	95.55		-150	bbl	calendar day	-27,600	1-Jul-14	31-Dec-14	BP	Monthly	None
10-Feb-14	NYMEX	N. Gas	Fixed Swap	4.44		-500	MMbtu	calendar day	-153,000	1-Mar-14	31-Dec-14	BP	Monthly	None
10-Feb-14	NYMEX	N. Gas	Asian Floor	0	78	150	bbl		54,750	1-Jan-15	31-Dec-15	BP	Monthly	None
10-Feb-14	NYMEX	N. Gas	Asian Cap	0	96.1	-150			-54,750	1-Jan-15	31-Dec-15	BP	Monthly	None

Schedule 3.26

Gas Balancing Agreements

None.

Schedule 6.01

Existing Indebtedness

None.

Schedule 6.02

Existing Liens

None.

Schedule 6.07

Restrictive Agreements

None.

Schedule 6.08

Affiliate Transactions

None.

EXHIBITS

to

CREDIT AGREEMENT

by and among

Energy & Exploration Partners, Inc.,

as Holdings,

Energy & Exploration Partners, LLC,

as Borrower,

the Lenders party thereto

and

Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent and Collateral Agent

dated as of

July 22, 2014

Exhibit A-1

to the Credit Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the Credit Agreement (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[is a[n] [Lender/Affiliate of a Lender/Related Fund of a Lender]][1]

3.	Borrower:	Energy & Exploration Partners, LLC

4.	Administrative Agent:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent under the Credit Agreement

5.	Credit Agreement	Credit Agreement dated as of July 22, 2014 among Energy & Exploration Partners, Inc., a Delaware corporation, Energy & Exploration Partners, LLC, a Delaware limited liability company, the Lenders party thereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Collateral Agent.

[1]	Select if applicable

6.	AssignedInterest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[2]	CUSIP Number
$	$	%
$	$	%
$	$	%

[Remainder of page intentionally left blank]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNOR]

By:
Name:
Title:

[Consented to and]3 Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:4

ENERGY & EXPLORATION PARTNERS, LLC as Borrower

By:
Name:
Title:	]

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Borrower (as defined in the Credit Agreement), any of its Subsidiaries or any of its or their respective obligations in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement and it satisfies all the other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.05 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) it agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Exhibit A-2

to the Credit Agreement

FORM OF BORROWER PURCHASE ASSIGNMENT AND ACCEPTANCE

This Borrower Purchase Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of July 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the Lenders from time to time party thereto (the “Lenders”), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Secured Parties. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”): [Energy & Exploration Partners, Inc.] [Energy & Exploration Partners, LLC]

3.	Borrower: Energy & Exploration Partners, LLC

4.	Administrative Agent: Credit Suisse AG, Cayman Islands Branch

A-1

5.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[5]
Term Loans	$	$		%

Effective Date:

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], AS ASSIGNOR,

By:
Name:
Title:

[ENERGY & EXPLORATION PARTNERS, LLC] [ENERGY & EXPLORATION PARTNERS, INC.] AS ASSIGNEE,

By:
Name:
Title:

A-3

CONSENTED TO AND ACCEPTED:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH AS ADMINISTRATIVE AGENT,

By:
Name:
Title:

By:
Name:
Title:

A-4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR BORROWER PURCHASE

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Borrower (as defined in the Credit Agreement), any of its Subsidiaries or any of its or their respective obligations in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement and it satisfies all the other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest, (iii) no Event of Default has occurred and is continuing as of the time of effectiveness of this Assignment and Acceptance or would result therefrom and (iv) it does not have any material non-public information that either (x) has not been disclosed in writing to the Assignor (other than any such Assignor that does not wish to receive material non-public information) on or prior to the Effective Date or initiation of a Dutch auction by the Assignee or (y) if not disclosed to the Assignor, could reasonably be expected to have a material effect upon, or otherwise be material to, (1) the Assignor’s decision to make such assignment or (2) the market price of the Loans, in each case except to the extent that the Assignor has entered into a customary “big boy” letter with the Assignee, and (b) it agrees that, upon the Effective Date, the Loans purchased by Assignee hereunder shall be deemed canceled and no longer outstanding.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This

A-1

Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

A-2

Exhibit A-3

to the Credit Agreement

FORM OF AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

This Affiliated Lender Assignment and Acceptance (this “Affiliated Lender Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Affiliated Lender Assignment and Acceptance and not otherwise defined herein shall have the meanings specified in the Credit Agreement dated as of [            ], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the Lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the Transactions or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Affiliated Lender Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

3.	Borrower: Energy & Exploration Partners, LLC

4.	Administrative Agent: Credit Suisse AG, Cayman Islands Branch

5.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[1]
Loans	$	$		%

Effective Date of (the “Effective Date”)2:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	To be inserted by the Administrative Agent and which shall be the effective date of recordation of the transfer in the register therefor.

The terms set forth in this Affiliated Lender Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

Acknowledged: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Acknowledged: ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitments, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth below and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, (iii) the financial condition of the Borrower or any Subsidiary or any of their Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower or any Subsidiary or any of their Affiliates or any other Person of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it is an Affiliated Lender and has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Acceptance and to consummate the transactions contemplated hereby, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement and it satisfies all other the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.05 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (v) if it is a Foreign Lender, attached to the Affiliated Lender Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (vi) it does not have any material non-public information that either (x) has not been disclosed in writing to the Assignor (other than any such Assignor that does not wish to receive material non-public information) on or prior to the Effective Date or (y) if not disclosed to the Assignor, could reasonably be expected to have a material effect upon, or otherwise be material to, (1) the Assignor’s decision to make such assignment or (2) the market price of the Loans, in each case except to the extent that the Assignor has entered into a customary “big boy” letter with the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (ii) it appoints and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to them and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender or a Secured Party.

2. Other Agreements of the Assignee. The Assignee, solely in its capacity as a Lender, hereby agrees that if any Loan Party shall be subject to any bankruptcy proceeding, (A) the Assignee (in its capacity as such) shall not take any step or action in such bankruptcy proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Assignee’s claim with respect to its Loans (a “Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Assignee is treated in connection with such exercise or action on the same or better terms as the other Lenders and (B) with respect to any matter requiring the vote of Lenders during the pendency of a bankruptcy proceeding (including voting on any plan of reorganization), the Loans held by such Assignee (and any Claim with respect thereto) shall be deemed to be voted in accordance with Section 9.04(l)(iii) of the Credit Agreement, so long as such Assignee is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Assignee agrees and acknowledges that the provisions set forth in this paragraph 2 constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Debtor Relief Law applicable to such Loan Party.

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4. General Provisions. This Affiliated Lender Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Affiliated Lender Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Acceptance. THIS AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Exhibit B

to the Credit Agreement

FORM OF BORROWING REQUEST

Credit Suisse AG, Cayman Islands Branch as

    Administrative Agent for the Lenders referred to

    below,

Eleven Madison Avenue,

New York, NY 10010

Attention of [            ]

[Date]

Ladies and Gentlemen:

The undersigned, ENERGY & EXPLORATION PARTNERS, LLC a Delaware limited liability company (the “Borrower”), refers to that certain Credit Agreement, dated as of July 22, 2014 (as may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the Lenders from time to time party thereto (the “Lenders”), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)

	[1.	Loans:

		☐	ABR:	US$[ , , ]

		☐	Eurodollar, with an initial Interest Period of month(s):

US$[ , , ]]

(B)	Date of Borrowing (which is a Business Day)

(C)	Principal Amount of Borrowing

(D)	Funds are requested to be disbursed to the Borrower’s account with (Account No. ).

(E)	Type of Borrowing (Initial Loan or Incremental Loan, and, if Incremental Loan, whether Loans are to be Other Term Loans)

[Remainder of page intentionally left blank]

ENERGY & EXPLORATION PARTNERS, LLC,

By:
Name:
Title:

Exhibit D

to the Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Credit Agreement, dated as of July 22, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Borrower”), Energy & Exploration Partners, Inc., a Delaware corporation (“Holdings”), the other banks, other financial institutions and entities party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Secured Parties.

Terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate (this “Compliance Certificate”) shall have the meanings defined for them in the Credit Agreement. In the event of any conflict between the calculations set forth in this Compliance Certificate and the manner of calculation required by the Credit Agreement, the terms of the Credit Agreement shall govern and control.

The undersigned is the [Chief Financial Officer][Principal Accounting Officer] [Treasurer][Controller] of the Borrower, and certifies on behalf of the Borrower, and not in his or her individual capacity, as follows:

This Compliance Certificate is delivered in accordance with Section 5.05(c) of the Credit Agreement. This Compliance Certificate is delivered for the four consecutive fiscal quarters ended [            ], 20[    ]. Computations indicating compliance with respect to the covenant contained in Section 6.12 of the Credit Agreement are set forth on Annex A to this Compliance Certificate.

As of the date of this Compliance Certificate, no Default or Event of Default exists [, except as set forth in Annex B to this Compliance Certificate, specifying the nature and extent thereof and the corrective action taken or proposed to be taken with respect thereto].

[This Space Intentionally Left Blank]

The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of [            ], 20[    ] pursuant to Section 5.05(c) of the Credit Agreement.

ENERGY & EXPLORATION PARTNERS, LLC, a Delaware limited liability company

By:
Name:
	Title:	[Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller]

Annex A

to Compliance Certificate

FOR THE FOUR CONSECUTIVE FISCAL QUARTERS ENDING [            ], 20[    ].

Section 6.12 – Maximum Leverage Ratio. For the four consecutive fiscal quarters ending as of the date set forth above, the Leverage Ratio of the Borrower and the Consolidated Subsidiaries is             :1.00.8

The Leverage Ratio was computed as follows:

1. Total Funded Debt:							$	[ , , ]

to

1. Consolidated EBITDAX[9]: (i) + (ii) – (iii)							$	[ , , ]

	(i) Consolidated Net Income:				$	[ , , ]

	(ii)	(a) interest:	$	[ , , ]

		(b) income taxes:	$	[ , , ]

		(c) depreciation:	$	[ , , ]

		(d) depletion:	$	[ , , ]

		(e) amortization (including non-cash amortization of deferred financing costs):	$	[ , , ]

		(f) exploration expenses:	$	[ , , ]

		(g) accretion of asset retirement obligations:	$	[ , , ]

		(h) other similar noncash charges (including non-cash expenses relating to stock-based compensation and hedging, but excluding any non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period):	$	[ , , ]

[8]	Commencing with the fiscal quarter ending December 31, 2014.
[9]	In the event of the consummation of any acquisition or Disposition during such applicable period, to be calculated after giving effect to any Pro Forma Adjustments. Consolidated EBITDAX (x) for the four consecutive fiscal quarters ending on September 30, 2014, shall equal Consolidated EBITDAX during the period from July 1, 2014 through September 30, 2014 multiplied by four (4), (y) for the four consecutive fiscal quarters ending on December 31, 2014, shall equal Consolidated EBITDAX during the period from July 1, 2014 through December 31, 2014 multiplied by two (2), and (z) for the four consecutive fiscal quarters ending on March 31, 2015, shall equal Consolidated EBITDAX during the period from July 1, 2014 through March 31, 2015 multiplied by 4/3.

	(i) reasonable expenses and charges related to any Investment, acquisition, Disposition, offering of Equity Interests, recapitalization, or issuance or incurrence of Indebtedness not prohibited by the Credit Agreement (in each case, whether or not successful)	$[ , , ]

	(j) Transaction Costs	$[ , , ]

	TOTAL of (ii)[10]:		$[ , , ]

(iii)	All non-cash income (excluding any non-cash income to the extent it represents the reversal of an accrual of or reserve for a potential cash item in any prior period) included in the calculation of Consolidated Net Income:		$[ , , ]

The maximum Leverage Ratio is:				[ ]:1.00

In compliance				[YES][NO]

[10]	In the case of each item listed above, to the extent deducted from Consolidated Net Income in such period.

Exhibit G-1

to the Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of July 22, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Borrower”), Energy & Exploration Partners, Inc., a Delaware corporation (“Holdings”), the other banks, other financial institutions and entities party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[     ]

G-1-1

Exhibit G-2

to the Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of July 22, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Borrower”), Energy & Exploration Partners, Inc., a Delaware corporation (“Holdings”), the other banks, other financial institutions and entities party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

G-2-1

Exhibit G-3

to the Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of July 22, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy & Exploration Partners, Inc., a Delaware limited liability company (the “Borrower”), Energy & Exploration Partners, Inc., a Delaware corporation (“Holdings”), the other banks, other financial institutions and entities party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

G-3-1

Exhibit G-4

to the Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of July 22, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Borrower”), Energy & Exploration Partners, Inc., a Delaware corporation (“Holdings”), the other banks, other financial institutions and entities party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

G-4-1

Exhibit G-4

to the Credit Agreement

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

G-4-2

Exhibit H

to the Credit Agreement

FORM OF MORTGAGE

MORTGAGE, DEED OF TRUST, ASSIGNMENT OF

PRODUCTION, SECURITY AGREEMENT AND FINANCING STATEMENT

FROM

ENERGY & EXPLORATION PARTNERS, LLC

TO

THE APPLICABLE TRUSTEE NAMED HEREIN

FOR THE BENEFIT OF

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, AS COLLATERAL AGENT

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. IN CERTAIN STATES, A POWER OF SALE MAY ALLOW TRUSTEE OR MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY MORTGAGOR UNDER THIS INSTRUMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS MINERALS AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED ON EXHIBIT A HERETO. THIS FINANCING STATEMENT IS TO BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE COUNTY RECORDERS OF THE COUNTIES LISTED ON EXHIBIT A HERETO. THE GRANTOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE CONCERNED, WHICH INTEREST IS DESCRIBED ON EXHIBIT A HERETO.

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS WHICH ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO ON EXHIBIT A HERETO. THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED. THE GRANTOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS.

WHEN RECORDED RETURN TO:

Haynes and Boone, LLP

1221 McKinney Street, Ste. 2100

Houston, Texas 77010

Attn: Randy Browne

Exhibit H

to the Credit Agreement

MORTGAGE, DEED OF TRUST, ASSIGNMENT OF PRODUCTION,

SECURITY AGREEMENT AND FINANCING STATEMENT

This MORTGAGE, DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT AND FINANCING STATEMENT (this “Mortgage”) is entered into this 22nd day of July, 2014 (the “Effective Date”), by Energy & Exploration Partners, LLC, a Delaware limited liability company, whose address for notice is Attn: Tom McNutt, Two City Place, 100 Throckmorton, Suite 1700, Fort Worth, Texas 76102 (“Mortgagor”), to NUPUR KUMAR, whose address for notice is Credit Suisse, Eleven Madison Avenue, 23rd Floor, New York, NY 10010, Attn: Loan Operations – Boutique Management, as Trustee (“Trustee”) for the benefit of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent (as hereinafter defined) and on behalf of the Secured Parties (as defined in the Credit Agreement referenced below), whose address for notice is Credit Suisse, Eleven Madison Avenue, 23rd Floor, New York, NY 10010, Attn: Loan Operations – Boutique Management (together with its successors in such capacity, “Mortgagee”). The Secured Parties and Mortgagee are herein sometimes collectively referred to as the “Beneficiaries”.

RECITALS:

A. This Mortgage is executed in connection with, and pursuant to the terms of the Credit Agreement dated as of July 22, 2014 (as hereafter renewed, extended, amended, supplemented, restated or modified from time to time, the “Credit Agreement”) among Energy & Exploration Partners, Inc., Energy & Exploration Partners, LLC, as borrower (in such capacity, “Borrower”), the lenders party thereto from time to time (the “Lenders”) and Mortgagee, as administrative agent for the Lenders and collateral agent (in such capacity, the “Collateral Agent”).

B. Borrower and the other Loan Parties may from time to time enter into, or have previously entered into, one or more (i) Cash Management Agreements and (ii) Hedging Agreements that, in the case of (i) and (ii), constitute Obligations.

THEREFORE, in order to comply with the terms and conditions of the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby agrees with Mortgagee and Trustee, for the ratable benefit of the Beneficiaries, as follows:

10.

Grant of Lien and Indebtedness Secured

A. Grant of Liens. To secure payment of the Indebtedness (as defined in Section 1.02) and the performance of the covenants and obligations herein contained, Mortgagor does by these presents hereby GRANT, BARGAIN, SELL, CONVEY, TRANSFER, ASSIGN AND SET OVER to Trustee, and grant to Trustee a POWER OF SALE (pursuant to this Mortgage and applicable law) with respect to, all rights, titles, interests and estates now owned or hereafter acquired by Mortgagor in and to the following described properties, rights and interests, less and except the Excluded Property (collectively called the “Mortgaged Property”):

i. the oil and gas leases and/or the oil, gas and mineral leases (herein sometimes called the “Leases”), operating rights, forced pooling orders and farmout agreements and other contractual or other rights relating to oil, gas and mineral rights, described on, or described in the instruments described on, Exhibit A that is attached hereto and made a part hereof for all purposes, or such Leases that are otherwise mentioned or referred to therein and specifically, but without limitation, Mortgagor’s undivided interests in the Leases as specified on Exhibit A attached hereto and made a part hereof;

ii. (i) the properties now or hereafter pooled or unitized with the Leases; (ii) all presently existing or future unitization, communitization and pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations, rules or other official acts of any Federal, State or other governmental body or agency having jurisdiction) that may affect all or any portion of the Leases including, without limitation, those units that may be described or referred to in Exhibit A; (iii) all operating agreements, contracts and other agreements described or referred to in this instrument that relate to any of the Leases or interests in the Leases described or referred to herein or in Exhibit A or to the production, sale, purchase, exchange, processing, gathering, compression, treating, storage or transportation of the Hydrocarbons (hereinafter defined) from or attributable to such Leases or interests; and (iv) the Leases even though Mortgagor’s interests therein be incorrectly described or a description of a part or all of such Leases or Mortgagor’s interests therein be omitted; it being intended by Mortgagor and Mortgagee herein to cover and affect all interests that Mortgagor may now own or may hereafter acquire in and to the Leases and interests in this paragraph (b), notwithstanding that the interests as specified in on Exhibit A may be limited to particular lands, specified depths or particular types of property interests;

iii. all oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals in and under and/or which may be produced and saved from or attributable to the Leases, the lands covered thereby, pooled or unitized therewith and/or Mortgagor’s interests therein (herein collectively called the “Hydrocarbons”), including all oil in tanks and all rents, issues, profits, as-extracted collateral, proceeds, products, revenues and other income from or attributable to the Leases, the lands covered thereby, pooled or unitized therewith and/or Mortgagor’s interests therein that are subject to the liens and security interests of this Mortgage;

iv. all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Leases, properties, rights, titles, interests and estates described or referred to in paragraphs (a), (b) and (c) above, which are now owned or which may hereafter be acquired by Mortgagor, but subject to the limitations, if any, set forth in Exhibit A, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon or within the geographical boundaries covered by the Leases, used, held for use, or useful in connection with the operating, working or development of any of such Leases or properties (excluding drilling rigs, automotive equipment or other personal property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, salt water disposal wells, injection wells or other wells including without limitation those described in Exhibit A hereto, buildings, structures, field separators, flow-lines, separators, water treatment equipment or facilities, dehydrators, field separators, compressors, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;

v. the easements, rights-of-way, servitudes, fee tracts, real property, and permits, licenses, orders, certificates, and related instruments (collectively herein referred to as the “Easements”) described in Exhibit A or described in any instrument or document described in Exhibit A and any strips and gores within or adjoining any real property included in or covered by the Easements, all rights of ingress and egress to and from such real property, all easements, servitudes, rights-of-way, surface leases, fee tracts and other surface rights affecting said Easements, and all rights appertaining to the use and enjoyment of

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said Easements, rights, estates, titles, claims, and interests, including, without limitation, lateral support, drainage, mineral, water, oil and gas rights (the Easements and all of the property and other rights, privileges, interests, titles, estates, and claims appurtenant thereto are herein collectively called the “Gathering System Premises”);

vi. all gathering systems and/or pipeline systems, and all materials, equipment, and other property now or hereafter located on the Gathering System Premises or used or held for use, regardless of where the same are located, in connection with, or otherwise related to such gathering systems and/or pipeline systems and all equipment, including, but not limited to, all fittings, furnishings, appliances, apparatus, machinery, gas processing, treatment, storage, transportation, extraction fractionation, exchange and/or manufacturing facilities and units and other units, gas, liquid product and other storage tanks, liquid product truck loading terminals, and other gathering assets now or hereafter located on or in (or, whether or not located thereon or therein, used or held for use in connection with) the Premises or such gathering systems or pipeline systems (that portion of the Mortgaged Property described in this paragraph (f) is herein collectively called the “Gathering Systems”);

vii. all materials, goods, surface or subsurface machinery, equipment, and other property now or hereafter located on the Gathering System Premises, and all other surface or subsurface machinery and equipment, line pipe and pipe connections, fittings, flanges, welds or interconnects, valves, control equipment, cathodic or electrical protection units, by-passes, regulators, drips, meters and metering stations, compression equipment, pumphouses and pumping stations, treating equipment, dehydration equipment, separation equipment, processing equipment, telephone, telegraph and other communication systems, office equipment and furniture, files and records, computer equipment and software, storage sheds, vehicles, loading docks, loading racks, towers, process tanks, storage tanks and other storage facilities, and shipping facilities, gas and electric fixtures, radiators, heaters, engines and machinery, boilers, elevators and motors, motor vehicles, pipes, faucets and other air conditioning, plumbing, and heating fixtures, refrigerators and appurtenances which relate to Mortgagor’s use of the Gathering Systems (collectively, the “Gathering System Equipment”), and all building materials and supplies now or hereafter delivered to the Gathering System Premises and intended to be installed thereon; all other personal property of whatever kind and nature at present contained in or hereafter placed on the Gathering System Premises in which Mortgagor has a possessory or title interest; and all renewals or replacements thereof or articles in substitution thereof; and all proceeds and profits thereof, all of which shall be deemed to be a portion of the security for the Indebtedness (as hereafter defined). If the lien of this Mortgage on any fixtures or personal property is subject to a lease agreement, conditional sales agreement or chattel mortgage covering such property, then all the right, title and interest of Mortgagor in and to any and all deposits made thereon or therefor are hereby assigned to Mortgagee, together with the benefit of any payments now or hereafter made thereon. Mortgagor also transfers, sets over and assigns to Mortgagee, its successors and assigns, all leases and use agreements covering machinery, Equipment and other personal property of Mortgagor related to the Gathering System Premises or the conduct of its business thereon, under which Mortgagor is the lessee of, or entitled to use, such items;

viii. all inventory and all materials used or consumed in the processing of inventory, and all products thereof, now or hereafter located in or on, or stored in or on, transported through or otherwise related to the lands covered by the Leases and the Gathering System Premises (herein collectively, the “Premises”), including all inventory (as such term is used in the Applicable UCC) and such other property held by Mortgagor for sale or lease (or in the possession of other persons while on lease or consignment) or furnished or to be furnished under any service contract and all raw materials, work in process and materials and supplies used or consumed in Mortgagor’s business relating to the Premises, and returned or repossessed goods, together with any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of such goods of Mortgagor related to the Leases and Gathering System, and any other document which in the regular course of business or financing is treated

3

as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods that it covers (the Mortgaged Property described in this paragraph (h) are herein collectively referred to as the “Inventory”), and all proceeds thereof and all accounts, contract rights and general intangibles under which such proceeds may arise, and together with all liens and security interests securing payment of the proceeds of the Inventory, including, but not limited to, those liens and security interests provided for under statutes enacted in the jurisdictions in which the Mortgaged Property is located;

ix. all presently existing and hereafter created Hydrocarbon purchase agreements, Hydrocarbon sales agreements, supply agreements, raw material purchase agreements, product purchase agreements, product sales agreements, processing agreements, exchange agreements, gathering agreements, transportation agreements and other contracts and agreements which cover, affect, or otherwise relate to the transportation and/or processing of Hydrocarbons through or in the Premises or any other part of the Mortgaged Property, and all other contracts and agreements (including, without limitation, equipment leases, maintenance agreements, electrical supply contracts, hedge or swap agreements, cap, floor, collar, exchange, forward or other hedge or protection agreements or transactions relating to crude oil, natural gas or other hydrocarbons, or any option with respect to any such agreement or transaction, and other contracts and agreements) which cover, affect or otherwise relate to the Premises, or any part thereof, together with any and all amendments, modifications, renewals or extensions (now or hereafter existing) to any of the foregoing (the Mortgaged Property described in this paragraph (i) are herein collectively called the “Contracts”);

x. all accounts, including but not limited to, (i) all of Mortgagor’s rights to receive payment, whether or not earned by Mortgagor’s performance and however acquired or evidenced, which arise out of or in connection with (A) Mortgagor’s sale of Hydrocarbons, (B) Mortgagor’s sale, assignment, lease, hiring out or allowance of use of, consignment, licensing or other voluntary disposition, whether permanent or temporary, of Inventory or other goods or property related to the Premises and/or the conduct of Mortgagor’s business thereon (including, without limitation, all payments received in lieu of payment for Inventory regardless of whether such payments accrued, and/or the events that gave rise to such payments occurred, on or before or after the date hereof, including, without limitation, “take or pay” or “minimum bill” payments and similar payments, payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or minimum bill or similar obligations or other obligations under a sales contract, and payments received in buyout or other settlement of a contract covered by this Mortgage), (C) rendering of services related to the Gathering Systems and/or Premises and/or the conduct of Mortgagor’s business thereon or (D) any loan, advance, purchase of notes or other extension of credit made by Mortgagor; (ii) any and all rights and interests Mortgagor may have in connection with any of the transactions described in the preceding clause (i) and relating to the Gathering Systems and/or the Premises, whether now existing or hereafter acquired, (A) to demand and receive payment or other performance from any guarantor, surety, accommodation party or other person indirectly or secondarily obligated to Mortgagor in respect of the Leases, Hydrocarbons, Gathering Systems and/or the Premises and/or the conduct of Mortgagor’s business thereon, (B) arising out of the enforcement of any of Mortgagor’s rights to payment or performance by means of judicial or administrative proceedings, including, without limitation, any rights to receive payment under or in connection with any settlement of such proceedings, any judgment or any administrative order or decision arising out of actions related to the Leases, Hydrocarbons, Gathering Systems and/or the Premises and/or the conduct of Mortgagor’s business thereon, (C) in and to the goods or other property related to the Premises and/or the conduct of Mortgagor’s business thereon that is the subject of any such transaction, including, without limitation, (a) in the case of goods, an unpaid seller’s or lessor’s rights of rescission, replevin or to stop such goods in transit, and all rights to such goods on return or repossession, and (b) in the case of other property, rights of an unpaid seller, assignor or licensor to rescind or cancel the applicable agreement and demand the return of such property or, if such property is intangible, of any writing or other tangible evidence of its

4

existence and/or disposition, and (D) to proceed against any collateral security related to the Premises provided by any obligor and to realize any proceeds thereof; and (iii) all contracts and other agreements and writings, all accounts, chattel paper, documents, general intangibles and instruments, and all other items of property now or hereafter owned by Mortgagor or in that Mortgagor now has or hereafter acquires any rights or interests, whether tangible or intangible and related to the Premises that in any way constitute, embody or evidence any payment rights described in clause (i) of this paragraph (j) or any of Mortgagor’s other rights and interests described in clause (ii) of this paragraph (j) (the Mortgaged Property described in this paragraph (j) are herein collectively referred to as the “Accounts Receivable”);

xi. all contracts, agreements, leases, permits, orders, franchises, servitudes, certificates, privileges, rights, technology, licenses and general intangibles (including, without limitation, all trademarks, trade names, and symbols) that are now or hereafter used, or held for use, in connection with or otherwise related to the Premises, the Gathering Systems, the Gathering System Equipment and/or the other items described in paragraph (g), the Inventory, the Contracts, and/or the Accounts Receivable (the Premises, the Gathering Systems, the Gathering System Equipment and the other items described in paragraph (g), the Inventory, the Contracts, and the Accounts Receivable are hereinafter collectively referred to as the “Property”) or the conduct of Mortgagor’s business on the Leases and/or Gathering System Premises whether now or hereafter created, acquired, or entered into and all right, title and interest of Mortgagor thereunder, including, without limitation, rights, incomes, profits, revenues, royalties, accounts, contract rights and general intangibles under any and all of the foregoing;

xii. any and all data, books and records related to the Premises and Mortgagor’s operations thereon, including, but not limited to, accounting records, files, computer software, employee records, engineering drawings or plans, surveys, site assessments, environmental reports, customer lists, production records, laboratory and testing records, sales and administrative records, and any other material or information relating to the ownership, maintenance, or operation of the Property (the “Books and Records”);

xiii. all unearned premiums, accrued, accruing or to accrue under insurance policies now or hereafter obtained by Mortgagor for the Property or the conduct of Mortgagor’s business on the Premises and all judgments, awards of damages and settlements hereafter made as a result of or in lieu of any taking of the Premises or any part thereof or any interest therein under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the Leases and/or Gathering System Premises or any part thereof or interest therein, including any award for change of grade of streets;

xiv. all proceeds of the conversion, voluntary or involuntary, of the Property or any part thereof into cash or liquidated claims, including, without limitation, proceeds of hazard and title insurance, subject to the terms and conditions of this Mortgage;

xv. all options, extensions, improvements, betterments, renewals, substitutions and replacements of, and all additions and appurtenances to, the Property or any part thereof, hereafter acquired by, or released to, Mortgagor, or constructed, assembled or placed by Mortgagor on the Premises, and all conversions of the security constituted thereby (Mortgagor hereby acknowledging and agreeing that immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor, the same shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described herein);

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xvi. any property that may from time to time hereafter by delivery or by writing of any kind be subjected to the lien or security interests hereof by Mortgagor or by anyone on Mortgagor’s behalf; and Mortgagee is hereby authorized to receive the same at any time as additional security hereunder;

xvii. all other rights, titles and interests of every nature whatsoever now owned or hereafter acquired by Mortgagor in and to the Leases, Easements, properties, rights, titles, interests and estates and every part and parcel thereof, including, without limitation, said Leases, properties, rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances (as defined on Exhibit A and herein so called) to which any of said Leases, Easements, properties, rights, titles, interests or estates are subject, or otherwise; together with any and all renewals and extensions of any of said Leases, Easements, properties, rights, titles, interests or estates; and all contracts and agreements supplemental to or amendatory of or in substitution for the Leases, Easements, the contracts and agreements described or mentioned above and any and all additional interests of any kind hereafter acquired by Mortgagor in and to said Leases, Easements, properties, rights, titles, interests or estates; and

xviii. all accounts, contract rights, inventory, general intangibles, insurance contracts and insurance proceeds constituting a part of, relating to or arising out of those portions of the Mortgaged Property that are described in paragraphs (a) through (q) above and all proceeds and products of all such portions of the Mortgaged Property and payments in lieu of production (such as “take or pay” payments), whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real property, or other assets.

Any fractions or percentages specified in the attached Exhibit A in referring to Mortgagor’s interests are solely for purposes of the warranties made by Mortgagor pursuant to Section 3.01 hereof and shall in no manner limit the quantum of interest affected by this Section 1.01 with respect to any Mortgaged Property or with respect to any unit or well identified on Exhibit A.

TO HAVE AND TO HOLD the Mortgaged Property unto the Trustee, and its successors or substitutes in this trust, and to its or their successors and assigns, in trust to secure the payment and performance of the Indebtedness, however, upon the terms, provisions and conditions herein set forth.

Notwithstanding any provision in this Section 1.01 or in this Mortgage to the contrary, in no event are the following included in the definition of “Mortgaged Property” or hereby encumbered by this Mortgage:

Any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation). As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder; and

Any Excluded Property. As used herein, “Excluded Property” means (a) any Equipment (as such term is defined in the Applicable UCC) subject to a purchase money security interest or equipment or capital lease (“Encumbered Equipment”) if and to the extent that the creation of a security interest in the right, title or interest of the Mortgagor in the Encumbered Equipment would cause or result in a default under any contractual provision or other restriction; (b) any rights or interest in any contract, license, permit or franchise covering real or personal property of the Mortgagor if, under the terms of the contract, license, permit or franchise or applicable law, the grant of a security interest or other Lien therein is

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prohibited as a matter of law, or under the terms of the contract, license, permit or franchise and that prohibition has not been effectively waived or the consent of the other party(ies) to such contract, license, permit or franchise has not been obtained, but the foregoing exclusions in no way will be construed (i) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Applicable UCC (as same may be limited by other applicable law) or other applicable law, or (ii) to limit, impair or otherwise affect the continuing security interests of the Beneficiaries in and Liens upon any rights or interests of the Mortgagor in or to (A) monies due or to become due under any described contract, license, permit or franchise (including any Accounts (as defined in the Applicable UCC)), or (B) any proceeds from the sale, license, lease, or other dispositions of any such contract or license; (c) [intentionally omitted]; (d) assets subject to certificates of title; (e) “intent to use” trademark applications; (f) Deposit Accounts (as defined in the Applicable UCC); and (g) assets as to which the Mortgagee and the Borrower reasonably agree that the cost of obtaining a security interest or perfection thereof is excessive in relation to the benefit to the Beneficiaries of the security afforded thereby.

B. Indebtedness Secured. This Mortgage is executed and delivered by Mortgagor to secure and enforce the following (the “Indebtedness”):

i. the Obligations (including all future advances to be made under the Credit Agreement);

ii. any reasonable sums advanced or expenses or costs incurred by Trustee or the Mortgagee (or any receiver appointed hereunder) that are made or incurred pursuant to, or permitted by, the terms hereof, plus interest thereon at the rate herein specified or otherwise agreed upon, from the date of the advances or the incurring of such expenses or costs until reimbursed; and

iii. any extensions, refinancings, modifications or renewals of all such indebtedness and obligations described in subparagraphs (a) and (b) above, whether or not Mortgagor executes any extension agreement or renewal instrument. For the avoidance of doubt, the “Indebtedness” shall not include any Excluded Guarantor Obligations.

C. Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (i) some portions of the goods described or to which reference is made herein are or are to become fixtures on the land described or to which reference is made herein or on attached Exhibit A; (ii) the security interests created hereby under applicable provisions of the Applicable UCC will attach to Hydrocarbons (minerals including oil and gas), or the accounts resulting from the sale thereof at the wellhead or minehead located on the land described or to which reference is made herein; (iii) this Mortgage is to be filed of record in the real estate records as a financing statement, and (iv) Mortgagor is the record owner of the real estate or interests in the real estate comprised of the Mortgaged Property.

D. Waiver. Mortgagor specifically waives presentment, protest, notice of dishonor, intention to accelerate and acceleration.

E. Defined Terms. Any capitalized term used in this Mortgage and not defined in this Mortgage shall have the meaning assigned to such term in the Credit Agreement.

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11.

Assignment of Production

A. Assignment.

i. As of the Effective Date, Mortgagor has absolutely and unconditionally assigned, transferred, and conveyed, and does hereby absolutely and unconditionally assign, transfer and convey unto Mortgagee, its successors and assigns, all of the Hydrocarbons and all products obtained or processed therefrom, and the revenues and proceeds now and hereafter attributable to the Hydrocarbons and said products and all payments in lieu of the Hydrocarbons such as “take or pay” payments or settlements. Subject to the provisions of paragraph (g) below, the Hydrocarbons and products are to be delivered into transportation facilities or equipment serving the Mortgaged Property, or to the purchaser thereof, to the credit of Mortgagee, free and clear of all taxes, charges, costs and expenses; except applicable production taxes and royalties and similar burdens payable from production made under applicable agreements not prohibited by the Credit Agreement, and all such revenues and proceeds shall be paid directly to Mortgagee, at the address designated for payment under the Credit Agreement, with no duty or obligation of any party paying the same to inquire into the rights of Mortgagee to receive the same, what application is made thereof, or as to any other matter.

ii. Subject to the provisions of paragraph (g) below, Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders, and other instruments as may reasonably be required or desired by Mortgagee or any party in order to have said proceeds and revenues so paid to Mortgagee.

iii. Mortgagor hereby appoints Trustee and Mortgagee as its true and lawful attorney-in-fact for Mortgagor, with full authority in the place and stead of Mortgagor and from time to time in the discretion of Trustee or Mortgagee, to pursue any and all rights of Mortgagor to liens on and security interests in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons. The power of attorney granted to Trustee and Mortgagee in this Section 2.01(c), being coupled with an interest, shall be irrevocable until Security Termination (hereinafter defined) has occurred and shall be exercisable only during the continuance of any Event of Default.

iv. Subject to the provisions of paragraph (g) below, Mortgagee is fully authorized (i) to receive and receipt for said revenues and proceeds, (ii) to endorse and cash any and all checks and drafts payable to the order of Mortgagor or Mortgagee for the account of Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a bank account as additional collateral securing the Indebtedness, and (iii) to execute transfer and division orders in the name of Mortgagor, or otherwise, with warranties binding Mortgagor. All proceeds received by Mortgagee pursuant to this assignment shall be applied as provided in Section 4.14 of this Mortgage.

v. Mortgagee shall not be liable for any delay, neglect, or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but Mortgagee shall have the right, at its election, in the name of Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by Mortgagee in order to collect such funds and to protect the interests of Mortgagee, and/or Mortgagor, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by Mortgagor.

vi. In addition to the rights granted to Mortgagee in Section 1.01 of this Mortgage, Mortgagor hereby further collaterally transfers and assigns to Mortgagee any and all liens, security interests, financing statements or similar interests of Mortgagor attributable to its interest in the

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Hydrocarbons and proceeds of runs therefrom arising under or created by the provisions of §§ 9.319 and 9.343 of the Applicable UCC and of any similar state or local jurisdiction statute in any state wherein the Mortgaged Property is located or by any other statutory provision, judicial decision or otherwise (collectively, the “Assigned Liens and Security Interests”).

vii. Until such time as an Event of Default has occurred and is continuing, Mortgagee hereby grants to Mortgagor a license to all of the Hydrocarbons and to sell, collect, receive and receipt for all revenues and proceeds from the sale of Hydrocarbons and the products obtained or processed therefrom, as well as any Assigned Liens and Security Interests, and to retain, use and enjoy same.

viii. In the event Security Termination or of a release of this Mortgage as to the Mortgaged Property, or any part thereof, the assignment granted in this Section 2.01 shall terminate and be of no further force and effect with respect to all of the Mortgaged Property, in the case of Security Termination, or the Mortgaged Property so released.

B. No Modification of Payment Indebtedness. Nothing herein contained shall modify or otherwise alter the obligation of Mortgagor to make prompt payment of all principal and interest owing on the Indebtedness when and as the same become due regardless of whether the proceeds of the Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Indebtedness.

12.

Representations, Warranties and Covenants

Mortgagor hereby represents, warrants and covenants as follows:

A. Title; Mortgaged Property.

i. Except as could not reasonably be expected to have a Material Adverse Effect, Mortgagor has good and defensible title to, or valid leasehold interests in, the Mortgaged Property to the extent evaluated in the most recently delivered Reserve Report, subject to Liens permitted under Section 6.02 of the Credit Agreement. All such Mortgaged Property are free and clear of Liens, other than Liens expressly permitted by Section 6.02 of the Credit Agreement. The Mortgagor owns in all material respects the net interests in production attributable to its Mortgaged Property as reflected in the most recently delivered Reserve Report, and the ownership of such properties does not in any material respect obligate Mortgagor to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in its net revenue interest in such property or the revenues therefrom.

ii. The provisions in Sections 3.07, 3.14, 3.17, 5.02, 5.12 and 6.05 of the Credit Agreement shall apply to this Mortgage with respect to Mortgagor and the Mortgaged Property, and the provisions of Section 9.01 of the Credit Agreement with respect to notices relating to the Credit Agreement shall apply to notices and communications relating to this Mortgage, and all of such provisions are hereby incorporated into this Section 3.01 by reference, mutatis mutandis, as a part hereof.

iii. This Mortgage is, and shall always constitute, a perfected Lien on, and security interest in, all right, title and interest of the Mortgagor in the Mortgaged Property subject only to Permitted Encumbrances, and, other than the Permitted Encumbrances, Mortgagor will not create or suffer to be created or permit to exist any Lien other than Permitted Encumbrances prior or junior to or on a parity with the lien and security interest of this Mortgage upon the Mortgaged Property or any part thereof or upon the rents, issues, revenues, profits and other income therefrom.

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B. Other General Representations, Warranties and Covenants.

i. Mortgagor shall maintain insurance on the Mortgaged Property as required by the Credit Agreement. Pursuant to this Mortgage Mortgagor is hereby granting to Mortgagee a security interest in all proceeds from such policies as additional security for the Indebtedness.

ii. Consistent with the terms of the Credit Agreement, Mortgagor shall cure promptly any defects in the execution and delivery of this instrument. Mortgagor at Mortgagor’s expense will promptly execute and deliver to Mortgagee upon reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Mortgagor herein or to further evidence and more fully describe the Mortgaged Property, or to correct any omissions in this instrument, or more fully to state the security obligations set out herein, or to perfect, protect and, or, preserve any lien or security interest created hereby, or to make any recordings, or to file any notices, or obtain any consents, all as may be necessary or appropriate in connection with any thereof. Mortgagor shall pay for all reasonable costs of preparing, recording and releasing any of the above.

iii. Mortgagor is not a public utility and is not otherwise subject to regulation by any public utility commission or any similar federal, state or local agency or governmental body.

iv. Mortgagor is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person within the meaning of Sections 1445 or 7701 of the Internal Revenue Code of 1986, as amended, or the regulations thereto.

v. Mortgagor has full power and lawful authority to grant, bargain, sell, assign, transfer, mortgage and convey a Lien upon all of the Mortgaged Property and Collateral in the manner and form herein provided.

C. Failure to Perform. Mortgagor agrees that if Mortgagor fails to perform any act or to take any action which Mortgagor is required to perform or take hereunder or pay any money which Mortgagor is required to pay hereunder, Mortgagee and Trustee, in Mortgagor’s name or its own, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money, and any expenses so incurred by either of them and any money so paid by either of them shall be a demand obligation owing by Mortgagor to Mortgagee or Trustee, as the case may be, and each of Mortgagee and Trustee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment. Each amount due and owing by Mortgagor to each of Mortgagee and Trustee pursuant to this Mortgage shall bear interest from the date of such expenditure or payment or other occurrence which gives rise to such amount being owed to such Person until paid at the Default Rate (hereinafter defined), and all such amounts together with such interest thereon shall be a part of the Indebtedness.

D. ENVIRONMENTAL INDEMNIFICATION. TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, MORTGAGOR AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS MORTGAGEE, AND ITS RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS AND THE SECURED PARTIES (“INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSS, COST, EXPENSE OR LIABILITY (INCLUDING REASONABLE ATTORNEYS’ FEES AND COURT COSTS) INCURRED BY ANY INDEMNIFIED PARTY IN CONNECTION WITH OR OTHERWISE ARISING OUT OF ANY AND ALL CLAIMS OR PROCEEDINGS (WHETHER BROUGHT BY A PRIVATE PARTY, GOVERNMENTAL

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AGENCY OR OTHERWISE) FOR ENVIRONMENTAL CLAIMS RELATED TO HAZARDOUS SUBSTANCES LOCATED UPON, MIGRATING INTO, FROM OR THROUGH OR OTHERWISE RELATING TO THE MORTGAGED PROPERTY (WHETHER OR NOT THE RELEASE OF SUCH HAZARDOUS SUBSTANCES WAS CAUSED BY MORTGAGOR, ANOTHER OWNER OR OPERATOR OF THE MORTGAGED PROPERTY, A PRIOR OWNER OR OPERATOR OR ANY OTHER PARTY AND WHETHER OR NOT THE ALLEGED LIABILITY IS ATTRIBUTABLE TO THE HANDLING, STORAGE, GENERATION, TRANSPORTATION OR DISPOSAL OF SUCH SUBSTANCES OR THE MERE PRESENCE OF THE SUBSTANCES ON THE MORTGAGED PROPERTY), THAT ANY INDEMNIFIED PARTY MAY INCUR BY REASON OF THIS MORTGAGE, THE MAKING OF THE LOANS OR THE EXERCISE OF ANY OF ITS RIGHTS UNDER THIS MORTGAGE, INCLUDING ANY LOSS, COST, EXPENSE OR LIABILITY DUE TO ANY INDEMNIFIED PARTIES’ NEGLIGENCE, BUT EXCLUDING ANY LOSS, CLAIM, DAMAGE, COST, EXPENSE OR LIABILITY DUE TO ANY INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR IN RESPECT OF ANY PROCEEDING NOT RESULTING FROM AN ACT OR OMISSION BY THE MORTGAGOR OR ITS AFFILIATES, OR THEIR PREDECESSORS IN INTEREST, THAT IS BROUGHT BY AN INDEMNIFIED PARTY AGAINST ANOTHER INDEMNIFIED PARTY. THE PROVISIONS OF THIS SECTION 3.04 SHALL SURVIVE, AND SHALL IN NO MANNER OR TO ANY EXTENT BE EXTINGUISHED, DIMINISHED, NOVATED OR AFFECTED BY, ANY FORECLOSURE OF THE LIENS CREATED BY THIS MORTGAGE OR ANY CONVEYANCE IN LIEU OF FORECLOSURE, THE OCCURRENCE OF SECURITY TERMINATION OR THE DISCHARGE AND RELEASE OF THIS MORTGAGE.

13.

Rights and Remedies

A. Event of Default. The term “Event of Default” as used in this Mortgage shall mean the occurrence of any “Events of Default” under the Credit Agreement.

B. Foreclosure and Sale. If an Event of Default shall occur and be continuing, Mortgagee shall have the right and option to proceed with foreclosure by directing Trustee, or his successors or substitutes in trust, to proceed with foreclosure and to sell, to the extent permitted by law, all or any portion of the Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Where the Mortgaged Property is situated in more than one county in any state, notice as above provided shall be posted and filed in all such counties (if such notices are required by law), and all such Mortgaged Property may be sold in any such county and any such notice shall designate the county where such Mortgaged Property is to be sold. Nothing contained in this Section 4.02 shall be construed so as to limit in any way Trustee’s rights to sell the Mortgaged Property, or any portion thereof, by private sale if, and to the extent that, such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. Mortgagor hereby irrevocably appoints Trustee to be the attorney of Mortgagor with respect to the conduct of any such sale and in the name and on behalf of Mortgagor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices with respect to such sale which Mortgagor ought to execute and deliver and do and perform any and all such acts and things with respect to such sale which Mortgagor ought to do and perform under the covenants herein contained. At any such sale: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for Trustee to have physically present, or to have constructive possession of, the Mortgaged Property (Mortgagor hereby covenanting and agreeing to deliver to Trustee any portion of the Mortgaged Property not actually or

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constructively possessed by Trustee immediately upon demand by Trustee) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by Trustee shall contain a general warranty of title, binding upon Mortgagor and its successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by Trustee shall be prima facie evidence of the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Indebtedness, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor Trustee hereunder, (iv) any and all prerequisites to the validity thereof shall be presumed to have been performed, (v) the receipt of Trustee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold, and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor and (vii) to the extent and under such circumstances as are permitted by law, Mortgagee may be a purchaser at any such sale and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Indebtedness (in the order of priority set forth in Section 4.14 hereof) in lieu of cash payment.

i. Texas. Any sale of any part of the Mortgaged Property located in the State of Texas shall be made in conformity to the laws thereof including: upon the occurrence and during the continuance of an Event of Default, Mortgagor hereby authorizes and empowers Trustee, and each and all of his successors in this trust, at the request of the Mortgagee, at any time when an Event of Default shall have occurred and be continuing to sell the Mortgaged Property at public vendue due to the highest bidder, for cash, between the hours of 10:00 a.m. and 4:00 p.m. of the first Tuesday of any month, after having given notice of the sale at least twenty-one (21) days prior to the date of the sale, in the manner hereinafter described, in the county in which the Mortgaged Property, or any part thereof is situated; provided that, if the Mortgaged Property is situated in more than one county, such sale of the Mortgaged Property, or part thereof, may be made in any county in the State of Texas wherein any part of the Mortgaged Property is situated. The sale shall be made at the area of the county courthouse designated for such sales by the Commissioner’s Court of such county in an instrument heretofore recorded in the real property records of that county; provided that, if said Commissioner’s Court has not heretofore recorded a written instrument designating the area in which such sales shall occur in the real property records of such county, then the sale shall take place at the area of the county courthouse designated in the notice of sale. The sale shall begin at the time stated in the notice of sale or not later than three (3) hours after that time. The notice of sale shall include a statement of the earliest time at which the sale will occur and shall be given by posting (or by having some person or persons acting for Trustee post), for at least twenty-one (21) days preceding the date of the sale, written or printed notice of the proposed sale at the courthouse door of said county in which the sale is to be made, and if such property is in more than one county, one such notice of sale shall be posted at the Courthouse door of each county in which part of such property is situated and such property may be sold at the courthouse door of any one of such counties, and the notice so posted shall designate in which county such property shall be sold; in addition to such posting of notice, Trustee shall, at least twenty-one (21) days preceding the date of sale, file a copy of such written notice of the proposed sale in the office of the county clerk of the county in which the sale is to be made, and if such property is in more than one county, a copy of such written notice of sale shall be so filed in the office of the county clerk of each county in which part of such property is situated; in addition to such posting and filing of notice, Mortgagee shall, at least twenty-one (21) days preceding the date of sale, serve written or printed notice of the proposed sale by certified mail on Mortgagor. Service of such notice shall be completed

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upon deposit of the notice, enclosed in a postpaid wrapper, properly addressed to Mortgagor at its most recent address or addresses as shown by the records of Mortgagee, in a post office or official depository under the care and custody of the United States Postal Service. The affidavit of any person having knowledge of the facts to the effect that such service was completed shall be prima facie evidence of the fact of service. Mortgagor agrees that no notice of any such sale other than as set out in this paragraph and in Section 3.01(b) need be given by Trustee, Mortgagee or any other person. Mortgagor hereby designates as its address for the purposes of such notice, the address set out hereinabove, and agrees that such address shall be changed only in accordance with the provisions of Section 9.01 of the Credit Agreement as incorporated herein by reference in Section 3.01(b). Upon the occurrence and during the continuance of an Event of Default, Mortgagor hereby authorizes and empowers Trustee, and each and all of Trustee’s successors in this trust, to sell the Mortgaged Property, or any interest or estate in the Mortgaged Property together or in lots or parcels, as such Trustee shall deem expedient, and to execute and deliver to the purchaser or purchasers of the Mortgaged Property good and sufficient deed or deeds of conveyance thereof and bills of sale with covenants of general warranty binding on Mortgagor and its successors and assigns.

ii. Federal and Indian Lands. Upon a sale conducted pursuant to this Article IV during any Event of Default of all or any portion of the Mortgaged Property consisting of interests (the “Federal Interests”) in leases, easements, rights-of-way, agreements or other documents and instruments covering, affecting or otherwise relating to federal or tribal lands (including, without limitation, leases, easements and rights-of-way issued by the Bureau of Land Management), Mortgagor agrees to take all action and execute all instruments necessary or advisable to transfer the Federal Interests to the purchaser at such sale, including, without limitation, to execute, acknowledge and deliver assignments of the Federal Interests on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements, to seek and request approval thereof and to take all other action necessary or advisable in connection therewith. Mortgagor hereby irrevocably appoints Trustee as Mortgagor’s attorney-in-fact and proxy, with full power and authority in the place and stead of Mortgagor, in the name of Mortgagor or otherwise, to take any such action and to execute any such instruments on behalf of Mortgagor that Trustee may deem necessary or advisable to so transfer the Federal Interests, including, without limitation, the power and authority to execute, acknowledge and deliver such assignments, to seek and request approval thereof and to take all other action deemed necessary or advisable by Trustee in connection therewith; and Mortgagor hereby adopts, ratifies and confirms all such actions and instruments. Such power of attorney and proxy is coupled with an interest, shall survive the dissolution, termination, reorganization or other incapacity of Mortgagor and shall be irrevocable. No such action by Trustee shall constitute acknowledgment of, or assumption of liabilities relating to, the Federal Interests, and neither Mortgagor nor any other party may claim that Trustee is bound, directly or indirectly, by any such action.

C. Substitute Trustees and Agents. Trustee or its successor or substitute may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Trustee, including the posting of notices and the conduct of sale, but in the name and on behalf of Trustee, his successor or substitute. If Trustee or his successor or substitute shall have given notice of sale hereunder, any successor or substitute trustee thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute trustee conducting the sale.

D. Judicial Foreclosure; Receivership. At any time after the occurrence and during the continuance of an Event of Default, Trustee or Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Mortgaged Property under the judgment or decree of any court or courts of competent

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jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Mortgaged Property under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy. Any money advanced by Trustee and/or Mortgagee in connection with any such receivership shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Trustee and/or Mortgagee and shall bear interest from the date of making such advance by Trustee and/or Mortgagee until paid at the Default Rate.

E. Foreclosure for Installments. If an Event of Default shall have occurred and be continuing, Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Indebtedness which have not been paid when due either through the courts or by directing Trustee or his successors in trust to proceed with foreclosure in satisfaction of the matured but unpaid portion of the Indebtedness as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest due; such sale may be made subject to the unmatured portion of the Indebtedness, and any such sale shall not in any manner affect the unmatured portion of the Indebtedness, but as to such unmatured portion of the Indebtedness this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Indebtedness, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Indebtedness without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Indebtedness.

F. Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

G. Possession of Mortgaged Property. Mortgagor agrees to the full extent that it lawfully may, that, during the occurrence and continuance of an Event of Default, then, and in every such case, Trustee or Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Mortgaged Property in the possession of Mortgagor, its successors or assigns, or its or their agents or servants, and may exclude Mortgagor, its successors or assigns, and all persons claiming under Mortgagor, and its or their agents or servants wholly or partly therefrom; and, holding the same, Trustee may use, administer, manage, operate and control the Mortgaged Property and conduct the business thereof to the same extent as Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of Mortgagor, in the name, place and stead of Mortgagor, or otherwise as Trustee shall deem best. All costs, expenses and liabilities of every character incurred by Trustee and/or Mortgagee in administering, managing, operating, and controlling the Mortgaged Property shall constitute a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Trustee and/or Mortgagee and shall bear interest from date of expenditure until paid at the Default Rate, all of which shall constitute a portion of the Indebtedness and shall be secured by this Mortgage and all other Security Documents.

H. Occupancy After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale Mortgagor or Mortgagor’s heirs, devisees, representatives, successors or assigns or any other person claiming any interest in the Mortgaged Property by, through or under Mortgagor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants

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at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

I. Remedies Cumulative, Concurrent and Nonexclusive. Every right, power and remedy herein given to Trustee or Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Mortgaged Property or any portion thereof), and each and every such right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by Trustee or Mortgagee, and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power or remedy. No delay or omission by Trustee or Mortgagee in the exercise of any right, power or remedy shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

J. No Release of Indebtedness. Neither Mortgagor, any guarantor, if any, nor any other person hereafter obligated for payment of all or any part of the Indebtedness shall be relieved of such obligation by reason of (a) the failure of Trustee to comply with any request of Mortgagor, or any guarantor or any other person so obligated to foreclose the lien of this Mortgage or to enforce any provision hereunder or under the Credit Agreement; (b) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (c) any agreement or stipulation between any subsequent owner of the Mortgaged Property and Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to Mortgagor, any guarantor or such other person, and in such event Mortgagor, guarantor and all such other persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Mortgagee; or (d) by any other act or occurrence save and except Security Termination.

K. Release of and Resort to Collateral. Mortgagee may release, regardless of consideration, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by this Mortgage or its stature as a first and prior lien and security interest in and to the Mortgaged Property, and without in any way releasing or diminishing the liability of any person or entity liable for the repayment of the Indebtedness. For payment of the Indebtedness, Mortgagee may resort to any other security therefor held by Mortgagee or Trustee in such order and manner as Mortgagee may elect.

L. Waiver of Redemption, Notice and Marshalling of Assets, Etc. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to Mortgagor by virtue of any present or future moratorium law or other law exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; provided, however, that if the laws of any state do not permit the redemption period to be waived, the redemption period is specifically reduced to the minimum amount of time allowable by statute; (b) all notices of any Event of Default or of Mortgagee’s intention to accelerate maturity of the Indebtedness or of Trustee’s election to exercise or his actual exercise of any right, remedy or recourse provided for hereunder or under the Credit Agreement; and (c) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Mortgage and now in force, of which Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof.

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M. Discontinuance of Proceedings. In case Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under the Credit Agreement and shall thereafter elect to discontinue or abandon same for any reason, Mortgagee shall have the unqualified right so to do and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Indebtedness, this Mortgage, the Credit Agreement, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if same had never been invoked.

N. Application of Proceeds. The proceeds of any sale of the Mortgaged Property or any part thereof and all other monies received by Trustee or Mortgagee in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied in the order set forth in Section 7.04 of the Guarantee and Collateral Agreement.

O. Resignation of Operator. In addition to all rights and remedies under this Mortgage, at law and in equity, if any Event of Default has occurred and be continuing and Trustee or Mortgagee shall exercise any remedies under this Mortgage with respect to any portion of the Mortgaged Property (or Mortgagor shall transfer any Mortgaged Property in “lieu of foreclosure”), Mortgagee or Trustee shall have the right to request that any operator of any Mortgaged Property that is Mortgagor or any Affiliate of Mortgagor to resign as operator under the joint operating agreement applicable thereto. No later than sixty (60) days after receipt by Mortgagor of any such request, Mortgagor shall resign (or cause such other party to resign) as operator of such Mortgaged Property.

P. INDEMNITY. IN CONNECTION WITH ANY ACTION TAKEN BY TRUSTEE AND/OR MORTGAGEE PURSUANT TO THIS MORTGAGE, TRUSTEE AND/OR MORTGAGEE AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED PARTIES”) SHALL NOT BE LIABLE FOR ANY LOSS SUSTAINED BY MORTGAGOR RESULTING FROM AN ASSERTION THAT MORTGAGEE HAS RECEIVED FUNDS FROM THE PRODUCTION OF HYDROCARBONS CLAIMED BY THIRD PERSONS OR ANY ACT OR OMISSION OF ANY INDEMNIFIED PARTY IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE MORTGAGED PROPERTY INCLUDING SUCH LOSS WHICH MAY RESULT FROM THE ORDINARY NEGLIGENCE OF AN INDEMNIFIED PARTY UNLESS SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY OR IN RESPECT OF ANY PROCEEDING NOT RESULTING FROM AN ACT OR OMISSION BY THE MORTGAGOR OR ITS AFFILIATES, OR THEIR PREDECESSORS IN INTEREST, THAT IS BROUGHT BY AN INDEMNIFIED PARTY AGAINST ANOTHER INDEMNIFIED PARTY, NOR SHALL TRUSTEE AND/OR MORTGAGEE BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF MORTGAGOR. MORTGAGOR SHALL AND DOES HEREBY AGREE TO INDEMNIFY EACH INDEMNIFIED PARTY FOR, AND TO HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL LIABILITY, LOSS OR DAMAGE WHICH MAY OR MIGHT BE INCURRED BY ANY INDEMNIFIED PARTY BY REASON OF THIS MORTGAGE OR THE EXERCISE OF RIGHTS OR REMEDIES HEREUNDER. SHOULD TRUSTEE AND/OR MORTGAGEE MAKE ANY EXPENDITURE ON ACCOUNT OF ANY SUCH LIABILITY, LOSS OR DAMAGE, THE AMOUNT THEREOF, INCLUDING COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES, SHALL BE A DEMAND OBLIGATION (WHICH OBLIGATION MORTGAGOR HEREBY EXPRESSLY PROMISES TO PAY) OWING BY MORTGAGOR TO TRUSTEE AND/OR MORTGAGEE AND SHALL BEAR INTEREST FROM THE DATE EXPENDED UNTIL PAID AT THE DEFAULT RATE, SHALL BE A PART OF THE INDEBTEDNESS AND SHALL BE SECURED BY THIS MORTGAGE AND ANY OTHER SECURITY DOCUMENT.

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MORTGAGOR HEREBY ASSENTS TO, RATIFIES AND CONFIRMS ANY AND ALL ACTIONS OF TRUSTEE AND/OR MORTGAGEE WITH RESPECT TO THE MORTGAGED PROPERTY TAKEN UNDER THIS MORTGAGE. THE LIABILITIES OF MORTGAGOR AS SET FORTH IN THIS SECTION 4.16 SHALL SURVIVE THE TERMINATION OF THIS MORTGAGE AND SECURITY TERMINATION.

Q. Default Interest. Interest at a rate equal to that set forth in Section 2.07 of the Credit Agreement shall accrue on any judgment obtained by Mortgagee or Trustee against Mortgagor, whether such judgment is foreclosure of this Mortgage or is a judgment in personam based on the Indebtedness, from the date of judgment until actual payment is made of the full amount of the judgment.

14.

TRUSTEE

A. Duties, Rights, and Powers of Trustee. It shall be no part of the duty of Trustee to see to any recording, filing or registration of this Mortgage or any other instrument in addition or supplemental thereto, or to give any notice thereof, or to see to the payment of or be under any duty in respect of any tax or assessment or other governmental charge that may be levied or assessed on the Mortgaged Property, or any part thereof, or against Mortgagor, or to see to the performance or observance by Mortgagor of any of the covenants and agreements contained herein. Trustee shall not be responsible for the execution, acknowledgment or validity of this Mortgage or of any instrument in addition or supplemental hereto or for the sufficiency of the security purported to be created hereby, and makes no representation in respect thereof or in respect of the rights of Mortgagee. Trustee shall have the right to consult with counsel upon any matters arising hereunder and shall be fully protected in relying as to legal matters on the advice of counsel. Trustee shall not incur any personal liability hereunder except for Trustee’s own willful misconduct and gross negligence, as determined in a final non-appealable judgment of a court of competent jurisdiction. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by it in good faith to be genuine.

B. Successor Trustee. Trustee may resign by written notice addressed to Mortgagee or be removed at any time with or without cause by an instrument in writing duly executed on behalf of Mortgagee. In case of the death, resignation or removal of Trustee, a successor trustee may be appointed by Mortgagee by instrument of substitution complying with any applicable requirements of law, or, in the absence of any such requirement, without other formality than appointment and designation in writing. Written notice of such appointment and designation shall be given by Mortgagee to Mortgagor, but the validity of any such appointment shall not be impaired or affected by failure to give such notice or by any defect therein. Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited, and, upon the making of any such appointment and designation, this Mortgage shall vest in the successor trustee all the estate and title in and to all of the Mortgaged Property, and the successor trustee shall thereupon succeed to all of the rights, powers, privileges, immunities and duties hereby conferred upon Trustee named herein, and one such appointment and designation shall not exhaust the right to appoint and designate a successor trustee hereunder but such right may be exercised repeatedly as long as any Indebtedness remains unpaid hereunder. To facilitate the administration of the duties hereunder, Mortgagee may appoint multiple trustees to serve in such capacity or in such jurisdictions as Mortgagee may designate.

C. Retention of Moneys. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Trustee shall be under no liability for interest on any moneys received hereunder.

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15.

SECURITY AGREEMENT

A. Security Interest. To further secure the Indebtedness and the performance of the covenants, agreements and obligations of Mortgagor herein, Mortgagor hereby grants to Mortgagee and Mortgagee’s successors and assigns for the ratable benefit of the Beneficiaries, a security interest in all of Mortgagor’s rights, titles and interests in and to the Mortgaged Property insofar as such Mortgaged Property consists of goods, equipment, accounts, contract rights, general intangibles, insurance contracts, insurance proceeds, inventory, Hydrocarbons, as-extracted collateral (including but not limited to all oil, gas, casinghead gas, natural gas liquids, natural gasoline, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals), fixtures and any and all other personal property of any kind or character defined in and subject to the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the Mortgaged Property is situated or that otherwise applies to any portion of the Mortgaged Property (the “Applicable UCC”) including without limitation, all accessions, additions, and attachments to any thereof, and the proceeds and products from any and all of such personal property (all of the foregoing being herein collectively called the “Collateral”); provided that, for the avoidance of doubt, “Collateral” shall not mean or include any Excluded Property. Upon the occurrence and during the continuance of any Event of Default, Mortgagee is and shall be entitled to all of the rights, powers and remedies afforded a secured party by the Applicable UCC with regard to the Collateral in which Mortgagee has been granted a security interest herein, or Mortgagee may proceed as to both the real and personal property covered hereby in accordance with the rights and remedies granted under this instrument in respect of the real property covered hereby. Such rights, powers and remedies shall be cumulative and in addition to those granted Mortgagee under any other provision of this instrument or under any other instrument executed in connection with or as security for any of the Indebtedness. Mortgagor, as debtor (and in this Article VI and otherwise herein called “Debtor”) covenants and agrees with Mortgagee, as secured party (and in this Article VI and otherwise herein called “Secured Party”) that:

(1) To the extent permitted by applicable law, Debtor expressly waives any notice of sale or other disposition of the Collateral and any other right or remedies of a Debtor or formalities prescribed by law relative to sale or disposition of the Collateral or exercise of any other right or remedy of Secured Party existing after an Event of Default hereunder; and to the extent any such notice is required and cannot be waived, Debtor agrees that if such notice is mailed to Debtor in accordance with Section 9.01 of the Credit Agreement at least ten (10) days before the time of the sale or disposition, such notice shall be deemed reasonable and shall fully satisfy any requirement for giving of said notice.

(2) If an Event of Default shall have occurred and be continuing, Secured Party is expressly granted the right at its option, to dispose of the Collateral in accordance with the Applicable UCC and to receive the monies, income, proceeds, or benefits attributable or accruing thereto and to hold the same as security for the Indebtedness or to apply it on the principal and interest or other amounts owing on any of the Indebtedness, whether or not then due, in such order or manner as Secured Party may elect. All rights to marshalling of assets of Debtor, including any such right with respect to the Collateral, are hereby waived.

(3) All recitals in any instrument of assignment or any other instrument executed by Secured Party incident to sale, transfer, assignment or other disposition or utilization of the Collateral or any part thereof hereunder shall be prima facie evidence of the matter stated therein, no other proof shall be required to establish full legal propriety of the sale or other action or of any fact, condition or thing incident thereto, and all prerequisites of such sale or other action and of any fact, condition or thing incident thereto shall be presumed to have been performed or to have occurred.

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(4) All expenses of preparing for sale, or other use or disposition, selling or otherwise using or disposing of the Collateral and the like which are incurred or paid by Secured Party as authorized or permitted hereunder, including also all reasonable attorneys’ fees, legal expenses and costs, shall be added to the Indebtedness and Debtor shall be liable therefor.

(5) Should Secured Party elect to exercise its rights under the Applicable UCC as to part of the Collateral, this election shall not preclude Secured Party from exercising any other rights and remedies granted by this instrument as to the remainder of the Collateral.

(6) Any copy of this instrument may also serve as a financing statement under the Applicable UCC between the Debtor, whose present address is Mortgagor’s address listed on the execution page of this Mortgage, and Secured Party, whose present address is Mortgagee’s address listed on the execution page of this Mortgage.

(7) Secured Party is authorized to file, in any applicable jurisdiction where Secured Party deems it necessary to perfect or to maintain the perfection of any security interest granted under this Mortgage, a financing statement or statements describing the Collateral, and at the request of Secured Party, Debtor will join Secured Party in delivering one or more financing statements pursuant to the Applicable UCC in form reasonably satisfactory to Secured Party, and will pay the reasonable cost of filing or recording this instrument, as a financing statement, in all public offices at any time and from time to time whenever filing or recording of any financing statement or of this instrument is deemed by Secured Party to be necessary to perfect or to maintain the perfection of any security interest granted under this Mortgage.

(8) The office where Debtor keeps Debtor’s accounting records concerning the Collateral covered by this Security Agreement is the address set forth for Mortgagor on the execution page of this Mortgage or such other address as disclosed in writing to Secured Party in accordance herewith.

B. As Extracted Collateral and Fixtures. Portions of the Collateral consist of (i) oil, gas and other minerals produced or to be produced from the lands described in the Leases (as extracted collateral), or (ii) goods which are or will become fixtures attached to the real estate constituting a portion of the Mortgaged Property, and Debtor hereby agrees that this instrument shall be filed in the real estate records of the Counties in which the Mortgaged Property is located as a financing statement to perfect the security interest of Secured Party in said portions of the Collateral. The said oil, gas and other minerals will be financed at the wellhead of the oil and gas wells located on the lands described in the Leases. The name of the record owner of the Mortgaged Property is the party named herein as Mortgagor and Debtor. Nothing herein contained shall impair or limit the effectiveness of this document as a security agreement or financing statement for other purposes.

16.

Miscellaneous

A. Instrument Construed as Mortgage, Etc. With respect to any portions of the Mortgaged Property located in any state or other jurisdiction the laws of which do not provide for the use or enforcement of a deed of trust or the office, rights and authority of Trustee as herein provided, the general language of conveyance hereof to Trustee is intended and the same shall be construed as words of mortgage unto and in favor of Mortgagee and the rights and authority granted to Trustee herein may be enforced and asserted by Mortgagee in accordance with the laws of the jurisdiction in which such portion of the Mortgaged Property is located and the same may be foreclosed at the option of Mortgagee as to any

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or all such portions of the Mortgaged Property, in any manner permitted by the laws of the jurisdiction in which such portions of the Mortgaged Property is situated. This Mortgage may be construed as a mortgage, deed of trust, chattel mortgage, conveyance, assignment, security agreement, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the lien hereof and the purposes and agreements herein set forth.

B. Release of Mortgage. At such time at which each of the following events shall have occurred on or prior to such time: (i) the Indebtedness (other than (i) indemnity obligations not yet due and payable of which the Borrower has not received a notice of potential claim), (ii) any Obligations not then due and payable under any Cash Management Agreement with a Lender, an Agent, an Arranger or an Affiliate of any of the foregoing, and (iii) Obligations arising under any Secured Hedging Agreement (as defined in the Guarantee and Collateral Agreement) with any Secured Hedge Provider (as defined in the Guarantee and Collateral Agreement) to which other arrangements satisfactory to the applicable Loan Party and the applicable Secured Hedge Provider have been made) are paid in full in cash (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Loans outstanding under the Credit Agreement and (ii) the Credit Agreement is terminated (“Security Termination”), Mortgagee shall forthwith cause satisfaction and discharge of this Mortgage to be entered upon the record at the expense of Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be appropriate. Otherwise, this Mortgage shall remain and continue in full force and effect. If any of the Collateral or Mortgaged Property shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction expressly permitted by the Credit Agreement, then the Mortgagee, at the request and sole cost and expense of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents necessary or reasonably desirable for the release of the liens and security interest created hereby on such Collateral or Mortgaged Property permitted to be so sold or disposed.

C. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of Trustee and Mortgagee in order to effectuate the provisions hereof, and the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

D. Successors and Assigns of Parties. The term “Mortgagee” as used herein shall mean and include any legal owner, holder, assignee or pledgee of the Collateral Agent under the Credit Agreement. The terms used to designate Trustee, Mortgagee and Mortgagor shall be deemed to include the respective heirs, legal representatives, successors and assigns of such parties.

E. Satisfaction of Prior Encumbrance. To the extent that proceeds of the Credit Agreement are used to pay indebtedness secured by any outstanding lien, security interest, charge or prior encumbrance against the Mortgaged Property, such proceeds have been advanced by the Mortgagee at Mortgagor’s request, and Mortgagee shall be subrogated to any and all rights, security interests and liens owned by any owner or holder of such outstanding liens, security interests, charges or encumbrances, irrespective of whether said liens, security interests, charges or encumbrances are released, and it is expressly understood that, in consideration of any such payment of such other indebtedness by the Mortgagee, Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness.

F. Subrogation of Trustee. This Mortgage is made with full substitution and subrogation of Trustee and his successors in this trust and its and their assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

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G. Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

H. Notices. All notices, requests, consents, demands and other communications required or permitted hereunder shall be given or furnished in the manner provided under the Credit Agreement.

I. Time. Time shall be of the essence in this Mortgage.

J. Counterparts. This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated in more than one jurisdiction, descriptions of only those portions of the Mortgaged Property located in, the jurisdiction in which a particular counterpart is recorded shall be attached as Exhibit A thereto. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

K. GOVERNING LAW. THIS MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY OTHER JURISDICTION MANDATORILY GOVERN THE ATTACHMENT, CREATION, VALIDITY, PRIORITY, PERFECTION OR MANNER OR PROCEDURE FOR ENFORCEMENT OF THE LIENS OR SECURITY INTERESTS CREATED BY THIS MORTGAGE; PROVIDED, HOWEVER, ANY REMEDIES PROVIDED IN THIS MORTGAGE WHICH ARE VALID UNDER THE LAWS OF THE JURISDICTION WHERE PROCEEDINGS FOR THE ENFORCEMENT OF THIS MORTGAGE ARE TAKEN SHALL NOT BE AFFECTED BY ANY INVALIDITY UNDER THE LAWS OF THE STATE OF NEW YORK.

L. EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT (A) HAS A DUTY TO READ THIS MORTGAGE AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS MORTGAGE; (B) HAS IN FACT READ THIS MORTGAGE AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS MORTGAGE; (C) HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS MORTGAGE, AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS MORTGAGE; AND (D) RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS MORTGAGE RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS MORTGAGE ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

[Signature page follows]

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Exhibit H

to the Credit Agreement

IN WITNESS WHEREOF, this Mortgage is executed as of the date written in the acknowledgement block below, but effective for all purposes as of the Effective Date.

MORTGAGOR:

Energy & Exploration Partners, LLC, a Delaware limited liability company

By:	/s/ Tom D. McNutt
Tom D. McNutt
Executive Vice President, General Counsel and Secretary

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This instrument was acknowledged before me this 22nd day of July, 2014 by Tom D. McNutt, the Executive Vice President, General Counsel and Secretary of Energy & Exploration Partners, LLC, a Delaware limited liability company, on behalf of said company.

In witness whereof I hereunto set my hand and official seal.

NOTARIAL SEAL:
Notary Public

My Commission Expires:

The name and address of Mortgagor/Debtor is:	The name and address of Mortgagee/Secured Party is:

ENERGY & EXPLORATION PARTNERS, LLC	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
Attn: Tom McNutt Two City Place, 100 Throckmorton, Suite 1700, Fort Worth, Texas 76102 Telephone: (817) 789-6712 Facsimile: (817) 315-9811	Eleven Madison Avenue 23rd Floor New York, NY 10010 Attn: Loan Operations – Boutique Management

Signature Page to Mortgage

Exhibit H

to the Credit Agreement

EXHIBIT A

DEFINITIONS:

1. The terms used on Exhibit A have the same meaning as defined in the Mortgage.

2. The term “Permitted Encumbrances” shall mean (i) Liens expressly permitted by Section 6.02 of the Credit Agreement; and (ii) the specific exceptions and encumbrances affecting any of the Mortgaged Property as described on Exhibit A INSOFAR ONLY as said exceptions and encumbrances are valid and subsisting and are enforceable against the particular Lease or Easement which is made subject to said exceptions and encumbrances.

3. With respect to the descriptions of each of the Mortgaged Property, if the description requires, such description may continue on several successive pages of each Part of Exhibit A. Certain property descriptions are in abbreviated form as to Sections, Townships and Ranges. In such descriptions the following terms may be abbreviated as follows:

Northwest Quarter as	NW, NW/4 or NW1/4;
Southwest Quarter as	SW, SW/4 or SW1/4;
Southeast Quarter as	SE, SE/4 or SE1/4;
Northeast Quarter as	NE, NE/4 or NE1/4;
North Half as	N/2 or N1/2;
South Half as	S/2 or S1/2;
East Half as	E/2 or E1/2; and
West Half as	W/2 or W1/2.

The applicable Section, Township and Range may be identified by a series of three numbers, each separated by a dash, with the first number being the Section number, the second number being the Township number and the third number being the Range number. The Township and Range numbers are followed by an N, S, E or W to indicate whether the Township or Range is North, South, East or West, respectively. In some instances, the Section number may be stated by itself and not in conjunction with a series of dashed numbers representing the appropriate Township and Range, e.g., the description “N/2 14, SESW 21 29N 8W” means “North one half of Section 14 and Southeast quarter of Southwest quarter of Section 21, all in Township 29 North, Range 8 West.” Certain descriptions merely refer to the subdivision or survey in which the property is located in whole or in part. In such cases, the recorded Leases and any amendments thereof and any other recorded instruments affecting Mortgagor’s title more particularly describe the land within such subdivision or survey in which Mortgagor owns an interest, and the descriptions contained in such instruments are incorporated herein by this reference.

4. The term “API” shall mean that certain American Petroleum Institute number assigned to an oil and gas well by the relevant state regulatory agency (such as the Texas Railroad Commission) and maintained in the public files of such agency.

SYMBOLS AND ABBREVIATIONS:

1. The abbreviation “BPO” or the term “before payout” as used herein means that the figure next to which this abbreviation appears represents Mortgagor’s net income interest until such time as the operator of the well or wells situated on the described property has recovered from production from that well or those wells all costs as specified in underlying farmout assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

Exhibit H

to the Credit Agreement

2. The abbreviation “APO” or the term “after payout” as used herein means that the figure next to which this abbreviation appears represents Mortgagor’s net income interest after the point in time when the operator of the well or wells situated on the described property has recovered from production from that well or those wells all costs as specified in underlying farmout assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

*****

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS MORTGAGE COVERS ALL OF MORTGAGOR’S INTERESTS IN AND TO THE OIL, GAS AND MINERAL LEASES DESCRIBED ON EXHIBIT A, INCLUDING WITHOUT LIMITATION, THE LANDS DESCRIBED ON EXHIBIT A BY METES AND BOUNDS LOCATED THEREON, IF ANY.